   As filed with the Securities and Exchange Commission on October 30, 1996
                                                   Registration No. 333-11505
=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    ------
                               AMENDMENT NO. 2
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                                    ------
                             VITECH AMERICA, INC.
             (Exact name of Company as specified in its charter)



   65 041 9086                         Florida                                 3571
 (I.R.S. Employer            (State  or other jurisdiction              (Primary Standard
Identification No.)        of incorporation or organization)     Industrial Classification Number)

                          8807 Northwest 23rd Street
                             Miami, Florida 33172
                                (305) 477-1161
          (Name, address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                      William C. St. Laurent, President
                             Vitech America, Inc.
                          8807 Northwest 23rd Street
                             Miami, Florida 33172
                                (305) 477-1161
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:


        Jim Schneider, Esq.                     Robert Steven Brown, Esq.
        Joel D. Mayersohn, Esq.                 Michael A. Meisler, Esq.
        Atlas, Pearlman, Trop & Borkson, P.A.   Brock, Fensterstock,
        200 East Las Olas Blvd., Suite 1900     Silverstein,
        Fort Lauderdale, Florida 33301          McAuliffe & Wade, LLC
        (954) 766-7823                          One Citicorp Center, 56th Floor
        Telecopier: (954)766-7800               New York, New York 10022
                                                (212) 371-2000
                                                Telecopier: (212) 371-5500



   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
=============================================================================

                       CALCULATION OF REGISTRATION FEE

================================================================================================
    Title of each
       class of                            Proposed maximum   Proposed maximum
  securities to be         Amount to be     offering price    aggregate offer-    Amount of
      registered            registered        per unit(1)      ing price(1)    registration fee
-------------------------------------------------------------------------------------------------
Common Stock, no par
   value per share      2,340,944 Shares(2)       $10.00        $23,409,440       $8,072.28
-------------------------------------------------------------------------------------------------
Representative's
 Warrants  ..........    200,000 Warrants(3)    $0.000025          $5.00            $0.01
-------------------------------------------------------------------------------------------------
Common Stock, no par
 value per share  ...     200,000 Shares(4)       $12.00         $2,400,000        $827.59
-------------------------------------------------------------------------------------------------
TOTAL  ..............           --                  --          $25,400,005       $8,899.88
=================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes 300,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any and 40,944 shares being registered by certain shareholders of the Company.

(3) To be acquired by the Representative.

(4) Issuable upon exercise of the Representative's Warrants.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               EXPLANATORY NOTE

   This Registration Statement covers the registration of (i) up to 2,300,000 shares of Common Stock, no par value ("Common Stock"), including the shares of Common Stock to cover over allotments of Vitech America, Inc. (the "Company"), a Florida corporation, for sale by the Company in an underwritten public offering, and (ii) an additional 40,944 shares of Common Stock (the "Selling Shareholders' Stock") for the sale by the holders thereof (the "Selling Shareholders") for resale from time to time by the Selling Shareholders, subject to the contractual restrictions that the Selling Shareholders may not sell the Selling Shareholders' Stock for a specified period after the closing of the underwritten offering.

   The complete Prospectus relating to the underwritten offering follows immediately after this explanatory note. Following the Prospectus for the underwritten offering are pages of the Prospectus relating solely to the Selling Shareholders' Stock, including an alternative front and back cover pages and the section entitled "Concurrent Public Offering," "Plan of Distribution," "Selling Shareholders" and "Shares Eligible for Future Sale" to be used in lieu of sections entitled "Concurrent Offering," "Shares Eligible for Future Sale" and "Underwriting" in the Prospectus relating to the underwritten offering. Certain sections of the Prospectus for the underwritten offering will not be used in the Prospectus relating to the Selling Shareholders' Stock such as "Use of Proceeds" and "Dilution."

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

                SUBJECT TO COMPLETION, DATED OCTOBER 30, 1996

                               2,000,000 SHARES
                             VITECH AMERICA, INC.
                                 COMMON STOCK

   VITECH AMERICA, INC. (the "Company") is hereby offering 2,000,000 shares of common stock, no par value per share (the "Common Stock").

   Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that any such market will develop upon completion of this offering. The Company has applied for quotation of the Common Stock on the Nasdaq National Market(R) under the symbol "VTCH." It is currently estimated that the initial public offering price will be between $9.50 and $10.00 per share and will be determined by negotiation between the Company and H.J. Meyers & Co., Inc., as the representative (the "Representative") of the several underwriters (the "Underwriters"). For a description of the factors to be considered in determining the initial public offering price, see "Underwriting." Concurrently with this offering, the Company is registering the resale from, time to time, of an additional 40,994 shares of Common Stock by certain selling shareholders.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY
 BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK
                        FACTORS" BEGINNING ON PAGE 6.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
   HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================
                                             Underwriting
                               Price to     Discounts and   Proceeds to
                                Public      Commissions(1)   Company(2)
------------------------------------------------------------------------------
Per Share..............     $ __________    $_________     $__________
------------------------------------------------------------------------------
Total (3)  ............   $ __________    $_________     $__________
==============================================================================

(1) Does not include additional compensation to be received by the Representative in the form of: (i) a non-accountable expense allowance equal to 2% of the gross proceeds of this offering ($_______, or $_______ if the Underwriters' over-allotment option is exercised in full); (ii) warrants to purchase up to 200,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price per share of Common Stock exercisable for a period of four years commencing one year from the date of this Prospectus (the "Representative's Warrants"); and
    (iii) a financial advisory agreement which provides that the Representative shall act as an advisor to the Company for a period of one year for a fee of $36,000, payable at the closing of this offering. In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated to be $350,000, excluding the Representative's non-accountable expense allowance.

(3) The Company has granted the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $__________, $_________, and $__________, respectively.
    See "Underwriting."

   The shares of Common Stock are offered on a "firm commitment" basis by the Underwriters when, as, and if delivered to, and accepted by, the Underwriters, and subject to prior sale, withdrawal, or cancellation of the offer without notice and their right to reject orders in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock will be made at the offices of H.J. Meyers & Co., Inc., 180 Maiden Lane, New York, New York 10038 on or about ______________, 1996.

                           H.J. MEYERS & CO., INC.

               The date of this Prospectus is ___________, 1996

   The Company will furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may from time to time deem appropriate or as may be required by law.

                                     ------

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                           DESCRIPTION OF PICTURES


Inside Front Cover:

The Vitech logo with a description of the Company as follows:

  "A fully integrated manufacturer providing complete multimedia and network computing solutions."

Picture #1: Picture of a father and his son playing a computer game on a multimedia personal computer.

Picture #2: The Vitech Vision(TM) personal multimedia computer.

Picture #3: The Vitech MultiShow(TM) multimedia kit.

Picture #4: The Vitech Easynet(TM) networking kit.

Inside Rear Cover:

Picture #1: A picture from a Vitech advertisement showing two hands touching with the caption: "Vitech Integrated Solutions."

Picture #2: Various networking components.

Picture #3: The Vitech Easynet(TM) networking kit.

Picture #4: An array of network servers and other high-end personal computers.

Picture #5: The Vitech MultiShow(TM) multimedia kit, speakers, and a computer CD ROM.

Picture #6: The Vitech Vision(TM) line of personal computers.

Picture #7: The Vitech logo.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated herein, the information in this Prospectus does not give effect to (i) the exercise of the Underwriters' over-allotment option, (ii) the Representative's Warrants, (iii) options to purchase up to 4,000,000 shares of Common Stock issued to members of management exercisable at prices ranging from $15.00 per share to $25.00 per share, (iv) up to 200,000 shares of Common Stock reserved for issuance upon the exercise of options which may be granted pursuant to the Company's 1996 Stock Option Plan (the "Plan"), none of which options have been granted prior to the date of this Prospectus, or (v) up to 27,296 shares of Common Stock issuable upon the exercise of warrants issued by the Company in August 1996 (the "August 1996 Private Placement".) The information in this Prospectus relating to the Common Stock has been restated to reflect an 8,000-for-one stock split effected on July 26, 1996. As used in this Prospectus, the term "Company" refers to Vitech America, Inc., a Florida corporation, and its wholly-owned subsidiary Bahia Tecnologia Ltda., a Brazil corporation ("Bahia").

                                 THE COMPANY


   Vitech America, Inc. (the "Company") is engaged in the manufacture and distribution of computer equipment and related products, as well as the financing of the purchase thereof, in the Federal Republic of Brazil. The Company's principal operations are conducted in Brazil by its wholly-owned Brazilian subsidiary, Bahia. The parent company, Vitech America, Inc., sources products in the United States and throughout the world for Bahia and engages in the distribution of those products to Bahia. Principally all of the consolidated revenues of the Company are recognized in Brazil by Bahia. For the six month period ended June 30, 1996, 92% of the consolidated revenues of the Company were recognized in Brazil by Bahia as compared to 33% of the consolidated revenues for the year ended December 31, 1995. The Company's products, which include personal computers and multimedia systems and related peripheral products, networking and system integration equipment, and cellular telephones and accessories, are marketed under Company-owned and other brand names for distribution through a variety of channels in the Brazilian marketplace. In addition, the Company maintains an engineering support service dedicated to assisting the Company's customers in effecting networking and system integration solutions.



   The Company has experienced substantial growth since inception, with consolidated revenues and consolidated net income increasing from $1,156,253 and $44,288, respectively, for the period between June 24, 1993, the inception of the Company, and December 31, 1993, to $17,407,363 and $149,570, respectively, for the year ended December 31, 1994, and $48,488,996 and $6,904,834, respectively, for the year ended December 31, 1995. Consolidated revenues and consolidated net income were $26,080,299 and $2,704,140, respectively, for the six months ended June 30, 1996 as compared to $20,457,048 and $397,721, respectively, for the six months ended June 30, 1995.


   As a result of the increasing stability of the economy and the growth of a middle class in Brazil, demand for computer equipment and related products in Brazil has increased significantly over the last five years. Based upon news, trade reports, and the Company's experience, the Company believes that the market for computer equipment and related products in Brazil is expected to grow at the rate of approximately 30% annually. The Company believes that it is particularly well-positioned to capitalize upon such anticipated growth based upon: (i) the Company's knowledge of prevailing customs, importation practices, technology and labor bases, marketing dynamics, and economic conditions in Brazil, together with the Company's existing relationships with U.S. and Asian suppliers and understanding of technology development; (ii) the Company's integrated manufacturing, research and development, sales, and warehousing facilities in Brazil; (iii) the Company's existing distribution arrangements with retailers and others in Brazil; and (iv) the Company's ability to provide flexible financing alternatives to potential purchasers of the Company's products.


   As part of the Company's operating strategy, the Company intends to utilize a significant portion of the proceeds of this offering as follows:


     o  to expand inventory;

     o  to expand consumer financing operations;

     o  to expand marketing activities;

     o  to repay indebtedness; and

     o  to increase manufacturing capacity.


   The Company was incorporated on June 24, 1993 under the laws of the State of Florida. Its principal executive offices are located at 8807 Northwest 23rd Street, Miami, Florida 33172, and its telephone number is (305) 477-1161. Bahia was incorporated on May 8, 1995 under the laws of Brazil.

                                 THE OFFERING


Common Stock Offered by the
  Company......................  2,000,000 shares

Common Stock Outstanding Prior
  to Offering..................  8,013,648 shares

Common Stock Outstanding After
  the Offering.................  10,013,648 shares

Risk Factors...................  Investment in the shares of Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution from the price to the public. See "Risk Factors," "Dilution," and "Certain Transactions."

Use of Proceeds................  To expand inventory, to expand consumer financing operations, to expand marketing activities, to repay indebtedness, to increase manufacturing capacity, and for general working capital purposes.

Proposed NASDAQ National
  Market(R) Symbol.............  "VTCH"

                            SUMMARY FINANCIAL DATA


   The following tables set forth certain summary financial data of the Company. The summary statement of operations data for the years ended December 31, 1995 and 1994 and the period from June 24, 1993 (inception) to December 31, 1993 are derived from the Consolidated Financial Statements of the Company, which have been audited by Pannell Kerr Forster PC, independent certified public accountants. The summary statement of operations data for the six months ended June 30, 1996 and 1995 and the summary balance sheet data as of June 30, 1996 have been derived from the unaudited consolidated statements of the Company. The Consolidated Financial Statements for the periods indicated above, and the report thereon, appear elsewhere in this Prospectus. The data in such tables should be read together with "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto, appearing elsewhere herein.

STATEMENT OF OPERATIONS DATA:


                                                                                                 Period June
                                                                                                  24, 1993
                                                                                                 (Inception)
                                                                   Year Ended December 31,        to December
                                 Six Months Ended June 30,     ------------------------------   -------------
                                   1996            1995             1995            1994          31, 1993
                               -------------   -------------    -------------   -------------   -------------
Sales  .....................  $26,080,299     $20,457,048      $48,488,996     $17,407,363       $1,156,253
Cost of sales  .............   18,688,336      19,067,617       39,156,239      16,483,232          903,544
Gross profit  ..............    7,391,963       1,389,431        9,332,757         924,131          252,709
Selling, general and
  administrative expenses ..    2,462,646         819,380        1,234,108         505,448          181,139
Income from operations  ....    4,929,317         570,051        8,098,649         418,683           71,570
Interest and financing
 expense ...................    1,688,947         163,978          328,278         171,743           14,282
Net income  ................  $ 2,704,140     $   397,721      $ 6,904,834     $   149,570       $   44,288
Net income per share Common
 and  Common Stock
 equivalents (1) ...........  $       .32     $       .05      $       .84     $       .02            --
Weighted average number of
  shares of Common and
  Common Stock equivalents
  outstanding ..............    8,503,853       8,041,988        8,293,914       8,000,000        8,000,000


BALANCE SHEET DATA:


                                           As of June 30, 1996
                           ---------------------------------------------------
                                                                 As Adjusted
                              Actual         Pro forma (2)           (3)
                           -------------      -------------     --------------
Current Assets  ......      $23,640,435       $24,940,070        $38,025,292
Working capital  .....      $ 7,598,941       $ 7,533,798        $25,183,798
Total assets  ........      $26,150,724       $27,535,974        $40,425,120
Long-term debt  ......      $         0       $         0        $         0
Total liabilities  ...      $16,041,494       $17,406,272        $12,841,494
Shareholders' equity .      $10,109,230       $10,129,702        $27,583,626


------
(1) Restrictions presently exist on the ability of Bahia to distribute excess retained earnings in U.S. dollars to the U.S. parent company, Vitech America, Inc. See "Dividend Policy" and "Risk Factors -- Limitation on Subsidiary to Repatriate Excess Retained Earnings."

(2) Adjusted to reflect the sale of, warrants exercisable for up to 27,296 shares of Common Stock, 13,648 shares of Common Stock, and $1,364,778 aggregate principal amount of debentures issued in the August 1996 Private Placement and the application of the net proceeds therefrom. See "Capitalization" and "Use of Proceeds."

(3) Adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses) and the application of the net proceeds therefrom assuming an initial public offering price of $10.00 per share. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

   An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, including the Consolidated Financial Statements and the notes thereto, in evaluating an investment in the shares of Common Stock offered hereby.

LIMITED OPERATING HISTORY

   The Company was organized in June 1993. While the Company has been profitable since its inception, investors in this offering will have only a limited operating history to consider in evaluating the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

MANAGEMENT OF GROWTH

   The Company has experienced substantial growth since inception with consolidated revenues and consolidated net income increasing from $ 1,156,253 and $ 44,288, respectively, for the period between June 24, 1993, the inception of the Company, and December 31, 1993, to $17,407,363 and $149,570, respectively, for the year ended December 31, 1994 and to $48,488,996 and $6,904,834, respectively, for the year ended December 31, 1995. Consolidated revenues and consolidated net income were $26,080,299 and $2,704,140, respectively, for the six months ended June 30, 1996 compared to $20,457,048 and $397,721, respectively for the six months ended June 30, 1995. There can be no assurance that such growth will continue. While management has successfully managed such growth to date and the Company's infrastructure has been sufficient to support such growth, there can be no assurance that, if such growth continues, the Company's infrastructure will continue to be sufficient to support such larger enterprise. See "Risk Factors -- Dependence on Key Personnel; Recruitment of Additional Personnel," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Employees," and "Management."

FLUCTUATION OF QUARTERLY RESULTS

   The Company's quarterly net sales and operating results may vary significantly as a result of, among other things, historical seasonal purchasing patterns in Brazil, the volume and timing of orders received during a quarter, variations in sales mix, and delays in production schedules. Accordingly, the Company's historical financial performance is not necessarily a meaningful indicator of future results and, in general, management expects that the Company's financial results may vary materially from period to period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CUSTOMER CONCENTRATION

   During the year ended December 31, 1995, the Company was engaged as a contract manufacturer of video cassette recorders by Casas Bahia, a leading retailer of consumer electronic products in Brazil. Such sales accounted for approximately 15% of the Company's sales during such period. Such sales accounted for approximately 14% of the Company's sales during the six month period ended June 30, 1996. In addition, the Company has a contractual relationship with Casas Bahia pursuant to which the Company will manufacture televisions and video cassette recorders. While such contract expired on August 31, 1996, the Company has continued its relationship with Casas Bahia to supply the agreed to quantities associated with such contract. While management believes that the Company's contract manufacturing relationship with Casas Bahia will continue, there can be no assurance that such relationship will be maintained. Accordingly, the loss of Casas Bahia as a customer could have a material adverse effect on the Company. Other than Casas Bahia and Vitoria Tecnologia S.A., an affiliate through common ownership, no one customer of the Company accounted for more than 5% of the Company's sales during such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- Customers," and "Business."

DEPENDENCE ON SUPPLIERS; CREDIT ARRANGEMENTS

   During the year ended December 31, 1995, the Company had only one supplier which accounted for in excess of 10% of purchases. During the six month period ended June 30, 1996, the Company had four suppliers which each accounted for in excess of 10% of purchases. Substantially all of the Company's inventory has, and will be, purchased from manufacturers and distributors with whom the Company has entered into non-exclusive agreements, which are typically cancelable upon 30 days written notice. There can be no assurance that such agreements will not be canceled. While the Company does not believe that the loss of any one supplier would have a material adverse effect upon the Company since the components utilized in most products sold by the Company are available from multiple sources, the Company's future success will depend in part on its ability to maintain relationships with existing suppliers and to develop new relationships with additional suppliers. The loss of, or significant disruptions in relationships with, suppliers could have a material adverse effect on the Company's business since there can be no assurance that the Company will be able to replace lost suppliers on a timely basis. See "Business -- Procurement and Materials Management."

   To date, the Company has materially benefited from extended credit terms that the Company has received from certain of its suppliers. Such terms enable the Company to defer payment during a significant portion of the Company's transport and manufacturing cycle thereby permitting the Company to increase its volume of purchases for components, parts, and equipment. In the event that the Company's suppliers were to impose more stringent credit terms with respect to the Company, in the absence of sufficient alternative financing on favorable terms, the Company could be materially adversely affected. In such event, there can be no assurance that the Company will obtain alternative financing on favorable terms, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Procurement and Materials Management."

COMPETITION


   The manufacturing and distribution of computer equipment and related products is highly competitive and requires substantial capital. The Company competes with, and will compete with, numerous international, national, and regional companies, many of which have significantly larger operations and greater financial, marketing, human, and other resources than the Company, which may give such competitors competitive advantages, including economies of scale and scope. Competitors include internationally recognized companies such as IBM, Acer, and Compaq. No assurance can be given that the Company will successfully compete in any market in which it conducts or may conduct operations.


POLITICAL AND ECONOMIC UNCERTAINTY

   Notwithstanding the recent stability of the Brazilian economy and Brazil's unrestricted foreign exchange market, the Brazilian economy has been characterized by frequent and occasionally substantial intervention by the Brazilian Government. The Brazilian Government has, in the past, substantially influenced monetary, credit, tariff, and other policies, including exchange rates, and has utilized price and wage controls, the restriction of bank accounts, capital controls, and restrictions on exports to influence the economy, including to reduce extremely high levels of inflation. In addition, the Brazilian political environment has been characterized by high levels of uncertainty since the country returned to civilian rule in 1985. Furthermore, there have been periodic strikes among workers in Brazil's public sector, and any such incidents in the future could have a material adverse effect on the Company's operations during such periods. Future changes in, or the implementation of, such policies, and increased Brazilian political uncertainty, could also have a material adverse effect on the Company and its financial results. See "Conditions in Brazil."

FOREIGN EXCHANGE RISK


   The relationship of Brazil's currency to the value of the U.S. dollar, and the relative rate of devaluation of Brazil's currency, may affect the Company's operating results. In particular, the Company's accounts receivable are denominated in the Brazilian local currency, the Real, while the Company's operating results are recorded in U.S. dollars. Accordingly, any significant devaluation of the Real relative to the U.S. dollar could have a material adverse effect on the Company's operating results. Prior to 1995, the Company did not engage in hedging transactions to reduce the Company's exposure to risks associated with exchange rate fluctuation. Since such time, the Company has engaged, and will continue to engage, in hedge transactions as it deems appropriate. While translation losses have not had a material effect on the Company's financial position, the Company did experience a translation loss of approximately $374,000 for the six months ended June 30, 1996. See "Conditions in Brazil" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONSEQUENCES OF TECHNOLOGICAL CHANGES

   The market for the Company's products is characterized by continuous and rapid technological advances and evolving industry standards. Compatibility with industry standards in areas such as operating systems and communications protocols is material to the Company's marketing strategy and product development efforts. In order to remain competitive, the Company must respond effectively to technological changes by continuing to enhance and improve its existing products to incorporate emerging or evolving standards and by successfully developing and introducing new products that meet customer requirements. There can be no assurance that the Company will successfully develop, market, or support such products or that the Company will respond effectively to technological changes or new product announcements or introductions by others. In the event that the Company does not enhance and improve its products, the Company's sales and financial results could be materially adversely affected. In addition, there can be no assurance that, as a result of technological changes, a portion of the inventory of the Company would not be rendered obsolete. See "Business -- Products."

POSSIBLE NEED FOR ADDITIONAL FINANCING

   Based on the Company's operating plan, the Company believes that the net proceeds of this offering, together with projected cash flows from continuing operations and existing and contemplated sources of credit, including the financing of consumer debt portfolios generated from the sales of the Company's products to end-users, will be sufficient to satisfy its capital requirements and finance its plans for expansion for at least the next twelve months. Such belief is based on certain assumptions, and there can be no assurance that such assumptions are correct. Accordingly, there can be no assurance that such resources will be sufficient to satisfy the Company's capital requirements for such period. After such twelve-month period, the Company may require additional financing in order to meet its current plans for expansion. There can be no assurance that the Company will be able to obtain such additional capital on a timely basis, on favorable terms, or at all. In any of such events, the Company may be unable to implement its current plans for expansion. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- Business Strategy."

DEPENDENCE ON KEY PERSONNEL; RECRUITMENT OF ADDITIONAL PERSONNEL

   The Company is dependent upon the efforts and abilities of Georges C. St. Laurent, III, its Chairman of the Board and Chief Executive Officer, and William C. St. Laurent, its President and Chief Operating Officer. Each of such individuals is a substantial shareholder of the Company and has entered into an employment agreement with the Company which terminates on December 31, 1998. The loss or unavailability of the services of either of these individuals for any significant period of time could have a material adverse effect on the Company's business prospects. The Company has obtained, and is the sole beneficiary of, key-person life insurance in the amount of $2 million on the life of each of Messrs. Laurent and has agreed with the Representative that such insurance shall be kept in effect until at least three years from the date hereof. There can be no assurance that such insurance will continue to be available on reasonable terms, or at all.

   The ability of the Company to attract and retain highly skilled personnel is critical to the operations of the Company. To date, the Company has been able to attract and retain the personnel necessary for its operations. However, there can be no assurance that the Company will be able to do so in the future, particularly in light of the Company's expansion plans. If the Company is unable to attract and retain personnel with necessary skills when needed, its business and expansion plans could be materially adversely affected. See "Management."


AFFILIATED TRANSACTIONS AND CONFLICTS OF INTEREST

   From inception through mid-1996, the Company bought and sold products to and from Victoria Tecnologia S.A., an entity controlled by William C. St. Laurent, the President and Chief Operating Officer of the Company. The Company also received loans in 1995 and sold certain of its accounts receivables during 1996 to Mr. Georges C. St. Laurent, Jr., the father of Georges C. St. Laurent, III, the Company's Chairman of the Board and Chief Executive Officer, and William C. St. Laurent. The terms of these transactions were no less favorable to the Company than could be obtained from unaffiliated parties. To the extent the Company enters into transactions with affiliated persons and entities in the future, it will do so only on terms no less favorable to the Company than those available from unaffiliated parties. See "Certain Transactions" and the Notes to the Company's Financial Statements dated December 31, 1995 and June 30, 1996.


EXPIRATION OF TAX-EXEMPT STATUS

   The government of the State of Bahia, Brazil has issued a decree that exempts the Company, through and including the year 2003, from the payment of state import duties, state sales tax, and state services tax. The Company is exempted from the payment of Brazilian federal income tax through and including the year 2004. The abatement will continue during the exemption period provided that 20% of the budgeted production goals negotiated from time to time by the Company and the federal government of Brazil in units are met in each year during the Company's exemption period. Accordingly, upon the expiration of the Company's tax-exempt status, or the inability of the Company and the federal government of Brazil to renegotiate such budgeted production goals, the Company's after-tax earnings may be expected to decline substantially. While the Company and the federal government of Brazil have agreed to budgeted production goals in the past, there can be no assurance that they will successfully do so in future periods. Without the exemption, the Company would have been subject to additional Brazilian federal income tax of approximately $2.8 million in 1995. The Company is not exempted from the payment of a federal social contribution tax of 9.09% of income. See "Conditions in Brazil."

ASSETS OUTSIDE THE U.S.; ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

   While the Company is a U.S. corporation with executive offices in Florida, it is a holding company for Bahia, which is domiciled in Brazil. For the foreseeable future, a substantial portion of the Company's assets will be held or used outside the U.S. (in Brazil). Enforcement by investors of civil liabilities under the Federal securities laws may also be affected by the fact that while the Company is located in the U.S., its principal subsidiary and operations are located in Brazil. Although the Company's executive officers and directors are residents of the U.S., all or a substantial portion of the assets of the Company are located outside the U.S.

NO DIVIDENDS


   The Company has not paid any cash dividends on the Common Stock since its inception and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. For the foreseeable future, the Company intends to reinvest earnings of the Company, if any, in the development and expansion of its business. See "Dividend Policy."

LIMITATION ON SUBSIDIARY TO REPATRIATE EXCESS RETAINED EARNINGS


   For the foreseeable future, Bahia, the Company's Brazilian subsidiary, does not intend to distribute any excess retained earnings to its U.S. parent, but to reinvest such earnings, if any, in the development and expansion of its business. Substantially all of the retained earnings of the Company on a consolidated basis are attributable to Bahia. Bahia is exempt from the payment of Brazilian federal income tax through and including the year 2004. Tax exemption benefits cannot be distributed as dividends to the Company in U.S. dollars and are segregated for capital reserves and offsetting accumulated losses in accordance with Brazilian law. For the year ended December 31, 1995 and the six months ended June 30, 1996, the tax exemption benefits amounted to $2,832,000 or approximately $0.34 per share and $609,932 or approximately $0.08 per share, respectively.

   In the future, should Bahia wish to remit retained earnings in excess of the tax exemption benefits, Brazilian law requires the registration of the foreign capital upon which those retained earnings were made in order to send such earnings abroad in currency other than the Real. Currently, the Company is undergoing the routine administrative procedure necessary to permit such remittances. While the Company believes that such administrative procedure will allow Bahia to remit excess retained earnings if it so chooses, there can be no assurance that such administrative procedure will be approved by the Central Bank of Brazil and accordingly might result in the inability of Bahia to remit excess retained earnings to its U.S parent. In the event that the Company fails to have such routine administrative procedure approved by the Central Bank of Brazil, shareholders of the Company may find it difficult to realize value on their investment either through the receipt of dividends or in the appreciation of the value of their equity. See "Management's Discussion and Analysis of Financial Condition and Result of Operation."

DILUTION

   Upon the closing of this offering, investors in this offering will incur immediate substantial dilution of approximately $7.25 in the per share net tangible book value of their Common Stock assuming an initial public offering price of $10.00 per share. At June 30, 1996, giving effect to the receipt by the Company of the estimated net proceeds from the sale of the shares of Common Stock offered hereby at an estimated initial public offering price of $10.00 per share, and the Company's August 1996 Private Placement, the Company had a net proforma tangible book value of approximately $2.75 per share. Net tangible book value is the amount of the Company's total assets minus intangible assets and liabilities. See "Dilution."

ARBITRARY OFFERING PRICE

   The initial public offering price of the shares of Common Stock offered hereby will be determined by negotiations between the Company and the Representative. Among the factors to be considered in determining this price will be the Company's current financial condition and prospects, market prices of similar securities of comparable publicly traded companies, and the general condition of the securities market. However, the initial public offering price of the shares of Common Stock offered hereby will not necessarily bear any relationship to the Company's assets, book value, earnings, or other established indicia of value. See "Underwriting."

EXERCISE OF WARRANTS AND OPTIONS

   Upon completion of this offering, options and warrants to purchase a substantial number shares of Common Stock will be outstanding, including the 27,296 shares underlying the warrants issued in the August 1996 Private Placement, the 200,000 shares underlying the Representative's Warrants, and the 4,000,000 options issued to William and Georges St. Laurent. In addition, Georges C. St. Laurent, Jr. has an option to convert a note into 5.925% of the shares of Common Stock outstanding at any time during the term of such note. Meris Financial Incorporated ("Meris") has an option to convert its note into approximately 4.7% of issued or issuable Common Stock and an additional option to purchase 5% of issued or issuable Common Stock. The Meris options will terminate in the event the debt to Meris is repaid in full on or prior to November 1, 1996. Holders of such options and warrants have the opportunity to profit from a rise in the market price of the Common Stock, if any, without assuming the risk of ownership. See "Certain Transactions."

   The existence of such options and warrants may adversely affect the terms under which the Company could obtain additional equity capital. The exercise of these warrants and options may materially adversely affect the market price of the Common Stock. In addition, the Company has agreed it will register under federal and state securities laws the Representative's Warrant and the securities issuable thereunder, under certain circumstances.

SHARES ELIGIBLE FOR FUTURE SALE

   The sale, or availability for sale, of a substantial number of shares of Common Stock in the public market subsequent to this offering pursuant to Rule 144 under the Securities Act ("Rule 144") or otherwise could materially adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. The availability of Rule 144 to the holders of restricted securities of the Company would be conditioned on, among other factors, the availability of certain public information concerning the Company. All of the 8,013,648 shares of Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144 and may, under certain circumstances, be sold without registration under the Securities Act. Ordinarily, any shares issuable upon exercise of options granted under the Plan, pursuant to Rule 701 under the Securities Act, could be sold publicly commencing 90 days after the Company becomes a reporting company under the Exchange Act. All of the Company's executive officers and directors have agreed not to sell their shares of Common Stock for a period of 24 months from the date of this Prospectus without the Representative's prior written consent. The 13,648 shares of Common Stock issued in the Company's August 1996 Private Placement are eligible for sale pursuant to the Selling Shareholders Prospectus commencing 30 days from the date of this Prospectus.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF SECURITIES PRICES

   Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that any trading market therefor will develop, or, if any such market develops, that it will be sustained. Accordingly, purchasers of the shares of Common Stock offered hereby may experience difficulty selling or otherwise disposing of their shares of Common Stock. The market price of the Common Stock following this offering may be highly volatile. Factors such as announcements by the Company or its competitors concerning acquisitions or dispositions, new procedures, proposed governmental regulations, and general market conditions may have a significant impact on the market price of the Common Stock. See "Underwriting."

   On July 16, 1996, the National Association of Securities Dealers, Inc. ("NASD") issued a notice of acceptance of Acceptance, Waiver, and Consent (the "AWC") whereby the Representative was censured and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was isssued in connection with the claims by the NASD that the Representative charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Representative. The activities in question occured during the periods between December 1990 and October 1993. The Representative has informed the Company that the fines and refunds will not have a material adverse effect on the Representative's operations and that the Representative has effected remedial meeasures to help ensure that the subject conduct does not recur. As of the date of this Prospectus, all fines and restitution associated with such activities have been paid. In the event that the foregoing activities materially adversely affect the Representative's ability to act as a market maker for the Common Stock, and other market makers do not continue to make a market in the Common Stock, a market for and liquidity of the said shares may be adversely affected.

   If the Representative should exercise its registration rights to effect a distribution of the Representative's Warrants or the shares of Common Stock issuable upon the exercise of such Warrants (the "Warrant Shares"), the Representative, prior to and during such distribution, may be unable to make a market in the Company's securities for a period of up to 60 days depending upon a variety of factors. Such restriction shall commence from the time the Representative plans to effect such distribution until the distribution of the Representative's Warrants or the Warrant Shares has been completed unless the Representative qualifies at the time as a "passive market maker," which is based in part on the Representative's net purchases not exceeding 30% of the average daily trading volume during the two month period prior to the date of the filing of the post-effective amendment relating to such distribution. In the latter event, the Representative's market making activities during the distribution will be subject to certain conditions, including not effecting a transaction at a price that exceeds the highest independent bid price for the Warrant Shares at the time of the transaction. If the Representative ceases making a market in the Common Stock, the market and market prices for the Common Stock may be materially adversely affected, and holders thereof may be unable to sell or otherwise dispose of shares of Common Stock. The holders of the Representative's Warrants will have certain demand and "piggyback" registration rights with respect to such warrants and the Warrant Shares, commencing one year after the date hereof. See "Shares Eligible for Future Sale" and "Underwriting -- Representative's Warrants."

CONTROL OF THE COMPANY BY MANAGEMENT

   Immediately following this offering, the management of the Company will own 78.46% of the outstanding shares of Common Stock (76.18% if the Underwriter's over-allotment option is exercised in full, but exclusive of options granted to management). Accordingly, the management of the Company will have the ability to elect the Company's entire Board of Directors and control the outcome of all matters submitted to a vote of the shareholders of the Company. Notwithstanding the foregoing, the Company has agreed, for the three-year period following the closing of this offering, to permit an observer designated by the Representative and acceptable to the Company to attend all meetings of the Board of Directors. See "Principal Shareholders," "Description of Securities," and "Underwriting."

GOVERNMENT REGULATION

   The manufacture of computer equipment and related products is subject to various forms of government regulation in the United States and Brazil. The Company and its operations are affected by technology transfer and licensing regulations, tariff regulations, regulations governing currency conversion and transfers of profits between jurisdictions, and labor regulations, among others. While the Company does not believe that such regulations adversely effect the Company or its business presently, there can be no assurance that such regulations will not materially adversely affect the Company in the future. See "Conditions in Brazil."

   In addition, the government of Brazil has exercised, and continues to exercise, substantial influence over many aspects of the private sector in Brazil. See "Conditions in Brazil."

AUTHORIZATION OF PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS

   The Board of Directors is authorized to issue shares of preferred stock and to determine the dividend, liquidation, conversion, redemption, and other rights, preferences, and limitations of such shares without any further vote or action of the shareholders. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging and delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of its preferred stock, although there can be no assurance that the Company will not do so in the future. See "Description of Securities -- Preferred Stock."

                                 THE COMPANY



   The Company is engaged in the manufacture and distribution of computer equipment and related products, as well as the financing of the purchase thereof, in the Federal Republic of Brazil. The Company's principal operations are conducted in Brazil by its wholly-owned Brazilian subsidiary, Bahia. The parent company, Vitech America, Inc., sources products in the United States and throughout the world for Bahia and engages in the distribution of those products to Bahia. Principally all of the consolidated revenues of the Company are recognized in Brazil by Bahia. For the six month period ended June 30, 1996, 92% of the consolidated revenues of the Company were recognized in Brazil by Bahia as compared to 33% of the consolidated revenues for the year ended December 31, 1995. The Company's products, which include personal computers and multimedia systems and related peripheral products, networking and system integration equipment, and cellular telephones and accessories, are marketed under Company-owned and other brand names for distribution through a variety of channels in the Brazilian marketplace. In addition, the Company maintains an engineering support service dedicated to assisting the Company's customers in effecting networking and system integration solutions.



   The Company has experienced substantial growth since inception, with consolidated revenues and consolidated net income increasing from $1,156,253 and $44,288, respectively, for the period between June 24, 1993, the inception of the Company, and December 31, 1993, to $17,407,363 and $149,570, respectively, for the year ended December 31, 1994, and to $48,488,996 and $6,904,834, respectively, for the year ended December 31, 1995. Consolidated revenue and consolidated net income for the six months ended June 30, 1996 were $26,080,299 and $2,704,140, respectively, as compared to $20,457,048 and $397,721, respectively, for the six months ended June 30, 1995.


   As a result of the increasing stability of the economy and the growth of a middle class in Brazil, demand for computer equipment and related products in Brazil has increased significantly over the last five years. Based upon news, trade reports, and the Company's experience, the Company believes that the market for computer equipment and related products in Brazil is expected to grow at the rate of approximately 30% annually. The Company believes that it is particularly well-positioned to capitalize upon such anticipated growth based upon: (i) the Company's knowledge of prevailing customs, importation practices, technology and labor bases, marketing dynamics, and economic conditions in Brazil, together with the Company's existing relationships with U.S. and Asian suppliers and understanding of technology development; (ii) the Company's integrated manufacturing, research and development, sales, and warehousing facilities in Brazil; (iii) the Company's existing distribution arrangements with retailers and others in Brazil; and (iv) the Company's ability to provide flexible financing alternatives to potential purchasers of the Company's products.


   As part of the Company's operating strategy, the Company intends to utilize a significant portion of the proceeds of this offering as follows:

   o  to expand inventory;

   o  to expand consumer financing operations;

   o  to expand marketing activities;

   o  to repay indebtedness; and

   o  to increase manufacturing capacity.

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby, after deducting estimated offering expenses and underwriting discounts payable by the Company, are estimated to be approximately $17,650,000, assuming an initial public offering price of $10.00 per share. The Company intends to utilize the net proceeds of this offering as follows:

                                                      Amount         Percent
                                                    ------------     ---------
Expansion of inventory                              $5,000,000         28.3%
Expansion of consumer financing operations          $5,000,000         28.3%
Expansion of marketing activities                   $  500,000          2.8%
Repayment of Indebtedness                           $4,565,000         25.9%
Increase manufacturing capacity                     $2,150,000         12.2%
General corporate and working capital purposes      $  435,000          2.5%

   The foregoing represents the Company's best estimate of its allocation of the net proceeds of the sale of the shares of Common Stock offered hereby based upon the Company's currently contemplated operations and existing and contemplated sources of credit, the Company's business plan, and current economic and industry conditions and is subject to reapportionment among the categories listed above or to new categories in response to, among other things, changes in its plans, regulations, industry conditions, and future revenues and expenditures. The amount and timing of expenditures may vary depending on a number of factors, including changes in the Company's contemplated operation or business plan and changes in economic and industry conditions.



   The Company intends to use approximately $4,565,000 of the estimated net proceeds from this offering to repay indebtedness. Approximately $1,365,000 of the estimated net proceeds of this offering will be used to repay the principal amount of, and accrued and unpaid interest on, the senior debentures issued in the August 1996 Private Placement. Such debentures bear a 9% annual interest rate and mature on the earlier of fifteen months from the date of the initial closing of such private placement or the date of the closing of a public offering of securities of the Company. The proceeds of such debentures are being used for general working capital purposes. Approximately $1,800,000 of the estimated net proceeds of this offering will be used to repay a note payable to Meris. Such note bears a 12% annual interest rate and, according to the modification agreement associated with such note, matures on November 1, 1996. Such note is guaranteed by the two majority shareholders of the Company. The proceeds from such note have been used for the expansion of inventory and general working capital purposes. In the event that the receipt of the proceeds from this offering occurs after November 1, 1996, the Company has secured a short-term line of credit, bearing a 18% annual interest rate, from Georges C. St Laurent, Jr. to be used to repay such note. Should this event occur, the proceeds from this offering will then be used to repay such short-term line of credit. See "Certain Transactions." Approximately $1,400,000 of the estimated net proceeds of this offering will be used to repay short-term debt with various banks in Brazil. Such debt consists of discounted accounts receivable and lines of credit and bears interest at rates ranging from 3% to 4% per month. Such debt matures on a rotating basis and has been used for general working capital purposes. Such debt is also guaranteed by the two majority shareholders of the Company.



   Based on the Company's business plan, the Company believes that the net proceeds of this offering, together with revenues from continuing operations and existing and contemplated sources of credit, including the financing of consumer debt portfolios generated from the sales of the Company's products to end-users, will be sufficient to permit the Company to conduct its operations as currently contemplated for at least the next twelve months. Such belief is based upon certain assumptions, and there can be no assurance that such resources will be sufficient for such purpose. The Company may be required to raise substantial additional capital in the future in order to expand operations. In addition, contingencies may arise which may require the Company to obtain additional capital. There can be no assurance that the Company will be able to obtain such capital from any other sources on favorable terms or at all. See "Capitalization," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," and "Business -- Business Strategy."


   Pending use of the net proceeds of the sale of the shares of Common Stock offered hereby, the Company intends to invest such funds in short-term, interest-bearing, investment-grade obligations. Any additional proceeds received upon the exercise of the Underwriters' over-allotment option or the Representative's Warrants, as well as income from investments, if any, will be added to working capital.

                               DIVIDEND POLICY


   The Company has not declared or paid any dividends on the Common Stock since inception and does not intend to pay any dividends to its shareholders in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business. The declaration of dividends in the future will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements, and financial position of the Company, general economic conditions, and other pertinent factors.

   In addition, the Company's ability to declare or pay cash dividends is subject to certain limitations in the ability of Bahia to repatriate excess retained earnings. See "Risk Factors -- Limitation on Subsidiary to Repatriate Excess Retained Earnings."

                                   DILUTION

   At June 30, 1996, the proforma net tangible book value of the Company was $10,129,702, or approximately $1.26 per share of Common Stock based on 8,013,648 shares of Common Stock outstanding, after giving effect to the issuance of 13,648 shares of Common Stock in the Company's August 1996 Private Placement. The net tangible book value per share represents the amount of the Company's total assets less the amount of its intangible assets and liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of net proceeds (estimated to be approximately $17,650,000) from the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, the proforma net tangible book value of the Company at June 30, 1996, would be $27,583,626, or approximately $2.75 per share of Common Stock. This would result in dilution to the public investors (i.e., the difference between the estimated initial public offering price per share of Common Stock and the net tangible book value thereof after giving effect to this offering) of approximately $7.25 per share. The following table illustrates the per share dilution:

                                                                      Per Share of
                                                                      Common Stock
                                                                  --------------------
     Assumed initial public offering price  ....................               $10.00
          Proforma net tangible book value at June 30, 1996  ...    $1.26
          Increase in proforma net tangible book value
             attributable to new investors .....................    $1.49
                                                                  ---------
          Proforma net tangible book value after this offering                 $ 2.75
                                                                              --------
     Dilution of net tangible book value to new investors  .....               $ 7.25
                                                                              ========

   The following table sets forth as of the date of this Prospectus, the number of shares of Common Stock purchased, the percentage of shares of Common Stock purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by the existing shareholders and by the investors purchasing shares of Common Stock in this offering:

                              Shares Purchased          Total Consideration        Average Price
                         -------------------------   --------------------------   ---------------
                             Number       Percent        Number       Percent        Per Share
                          ------------   ---------    -------------   ---------   ---------------
Existing shareholders       8,013,648      80.03%     $   326,870        1.6%         $  .04
New investors  ........     2,000,000      19.97%     $20,000,000       98.4%         $10.00
                          ------------   ---------    -------------   ---------
  Total  ..............    10,013,648     100.00%     $20,326,870      100.0%         $ 2.03
                          ============   =========    =============   =========


                                CAPITALIZATION


   The following table sets forth the actual capitalization of the Company at June 30, 1996, a pro forma capitalization to give effect to the sale of 13,648 shares of Common Stock and the issuance of $1,364,778 aggregate principal amount of debentures in the Company's August 1996 Private Placement, and as adjusted to give effect to the sale of the 2,000,000 shares of Common Stock offered hereby and to the application of the net proceeds therefrom, at an assumed initial public offering price of $10.00 per share.


                                                                   As of June 30, 1996
                                                     ----------------------------------------------
                                                         Actual         Pro Forma      As Adjusted
                                                      -------------   -------------    -------------
Short-term debt                                        $ 6,156,476     $ 7,521,254     $ 2,956,476
Long-term debt                                         $         0     $         0     $         0
Shareholders' equity
     Preferred Stock, no par value Authorized,
        3,000,000 shares; issued and outstanding,
        no shares actual, no shares as adjusted        $         0     $         0     $         0
     Common Stock: no par value Authorized,
        30,000,000 shares; issued and outstanding,
        8,000,000 shares actual, 8,013,648 shares
        pro forma, and 10,013,648 shares, as
        adjusted                                       $   306,398     $   326,870     $17,780,794
     Retained earnings(1)                              $ 9,802,832     $ 9,802,832     $ 9,802,832
                                                      -------------   -------------    -------------
     Total shareholder equity                          $10,109,230     $10,129,702     $27,583,626
                                                      -------------   -------------    -------------
Total Capitalization                                   $16,265,706     $17,650,956     $30,540,102
                                                      =============   =============    =============



------
(1) Restrictions presently exist on the ability of Bahia to distribute excess retained earnings in U.S. Dollars to the U.S. parent company, Vitech America, Inc. See "Dividend Policy" and "Risk Factors -- Limitation on Subsidiary to Repatriate Excess Retained Earnings."

                           SELECTED FINANCIAL DATA

   The following selected statements of operations data for each of the years in the two year period ended December 31, 1995 and the period from June 24, 1993 to December 31, 1993 and the balance sheet data at December 31, 1995 and 1994 are derived from, and are qualified by reference to, the consolidated financial statements and the notes thereto included elsewhere herein audited by Pannell Kerr Forster PC, independent certified public accountants, as indicated in their report with respect thereto, also included elsewhere in this Prospectus. The selected statement of operations for the six month periods ended June 30, 1996 and 1995 and the balance sheet data as of June 30, 1996 and 1995 have been derived from the unaudited consolidated statements of the Company. The unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the information set forth therein. The results presented are not necessarily indicative of results expected for any future period.

STATEMENT OF OPERATIONS DATA:


                                                                                                        Period June
                                                                                                          24, 1993
                                         Six Months Ended June 30,        Year Ended December 31,       (Inception)
                                      ------------------------------   ------------------------------   to December
                                           1996            1995             1995            1994          31, 1993
                                       -------------   -------------    -------------   -------------   ------------
Sales                                 $26,080,299     $20,457,048      $48,488,996     $17,407,363       $1,156,253
Cost of sales                          18,688,336      19,067,617       39,156,239      16,483,232          903,544
Gross profit                            7,391,963       1,389,431        9,332,757         924,131          252,709
Selling, general and administrative
  expenses                              2,462,646         819,380        1,234,108         505,448          181,139
Income from operations                  4,929,317         570,051        8,098,649         418,683           71,570
Interest and financing expense          1,688,947         163,978          328,278         171,743           14,282
Net income                            $ 2,704,140     $   397,721      $ 6,904,834     $   149,570       $   44,288
Net income per share of Common and
  Common Stock equivalents(1)         $       .32     $       .05      $       .84     $       .02            --
Weighted average number of shares
  of Common and Common Stock
  equivalents outstanding               8,503,853       8,041,988        8,293,914       8,000,000        8,000,000

BALANCE SHEET DATA:

                               As of June 30,                        As of December 31,
                       ------------------------------   --------------------------------------------
                            1996            1995             1995           1994            1993
                        -------------   -------------    -------------   ------------   ------------
Current Assets           $23,640,435     $10,146,796     $21,267,881     $7,595,246      $1,320,967
Working capital          $ 7,598,941     $   755,080     $ 6,412,154     $  403,181      $  298,525
Total assets             $26,150,724     $10,289,693     $22,260,817     $7,692,321      $1,373,128
Long-term debt                     0               0               0              0               0
Total liabilities        $16,041,494     $ 9,391,716     $14,855,727     $7,192,065      $1,022,442
Shareholders' equity     $10,109,230     $   897,977     $ 7,405,090     $  500,256      $  350,686


------
(1) Restrictions presently exist on the ability of Bahia to distribute excess retained earnings in U.S. Dollars to the U.S. parent company, Vitech America, Inc. See "Dividend Policy" and "Risk Factors -- Limitation on Subsidiary to Repatriate Excess Retained Earnings."

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   The following discussion should be read in conjunction with the information contained in the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this prospectus.


OVERVIEW


   The Company is a manufacturer and distributor of computer equipment and related products for markets in Brazil. Based on continuing efforts by management to maximize long-term profit margins and increase penetration into the marketplace directly to end-users, the Company has evolved from a Miami-based distributor dedicated to sales of computer peripheral products for large original equipment manufacturers ("OEM") in 1993 to a vertically integrated manufacturer and integrator of complete computer systems and business network systems selling directly to end-users in 1996. This evolution has left the Company with a diversified customer base widely distributed throughout Brazil. For the six month period ended June 30, 1996, the Company had over 2,600 customers as compared to one customer during the period ended December 31, 1993. As the Company establishes and maintains relationships with end-users of its products, the Company has developed a clearly defined channel for marketing additional hardware products, such as updated peripheral products, new computers, new network products, as well as services, such as internet access services. The Company markets its products throughout Brazil under the trademarks EasyNet(TM), MultiShow(TM), and Vitech Vision(TM).

   In June 1993, Vitech America, Inc. was incorporated for the purpose of sourcing, purchasing, seeking supplier credit in order to distribute products to its sole customer, Vitoria Tecnologia S.A. ("Vitoria"), an affiliate of the Company through common ownership. A 16,000 square foot warehouse with adjoining offices was leased to receive, inspect, process incoming quality control, consolidate, ship, and administer purchases and accounts payable. In 1993 and 1994, the Company distributed electronic parts and finished peripheral products, such as small capacity hard disk drives of 40 megabyte to 120 megabyte capacity, floppy disk drives, and dot matrix printers, multimedia products, networking products, and other related products. The products were ultimately destined to a few large-and medium-sized Brazilian OEM computer manufacturers and distributors.

   In order to take advantage of the large margins available with in-country distribution of computer products in Brazil, on March 7, 1995, Bahia was organized as a wholly-owned subsidiary of the Company to act as the Company's manufacturing and distribution entity in Brazil. The creation of Bahia marked the transformation of the Company from a low-margin U.S.-based distributor to a high-margin vertically integrated manufacturer using the model of other direct distribution computer companies. Simultaneously with the development and expansion of Bahia's operation and independent of Vitoria, the Company shifted its focus and dependence away from Vitoria, a company principally engaged in sales to OEM's and resellers. Similarly, the Company's customer base shifted to a diversified group of end users. The Company did not in any material respect assume the prior activity of Vitoria. In 1996, management of Vitoria disclosed to the Company that based on lack of competitive tax and fiscal incentives in the State of Espirito Santo, Vitoria ceased all manufacturing and selling operations. Since that time, Vitoria has paid all outstanding amounts owed to the Company.

   Management negotiated directly with the Governor of the State of Bahia to create a High Technology Park in Ilheus, Bahia, approximately 1,200 kilometers north of Rio de Janeiro on the Brazilian coast. To create incentives to attract high technology companies, the state government declared a total exemption from ICMS, the State of Bahia value added tax, for those companies residing in the technology park. Bahia was the pilot project and first company to receive this incentive. Additionally, since the State of Bahia lies within the Northeast Regional Development Area (SUDENE), the new facilities were eligible for, and received, an exemption from corporate income tax. Ilheus has its own deep water port and is close to the major markets in Brazil. In September 1995, the Company commenced leasing a 160,000 square foot factory at such location.

   In 1995, with the creation of Bahia and its manufacturing facilities, the Company introduced its own brand of computers and also began to sell integrated business network solutions through its own reseller network. In 1996, the Company launched its "10X Promotion" of the Vitech Vision(TR) brand PCs direct to end-users, paying a commission to the reseller, but ultimately retaining the client for itself. The strategy of attaining the end-user adds to the long-term viability of the distribution network created by the Company to bring new technology products to market in the future. Those potential products include hardware upgrades, software, internet access services, data network services, and integrated business systems. In addition to its branded computer, Vitech also sells the MultiShow(TR) brand of Brazilian Portuguese multimedia kits and the EasyNet(TR) brand of networking kits.

   The evolution of the Company from a Miami-based distribtuor to a vertically integrated manufacturer and integrator of complete computer systems has resulted in the current business model which management believes will maximize the long-term profit margin of the Company. This business model consists of a U.S. operation, Vitech America, Inc., which serves as the sole distributor to its subsidiary, Bahia. Vitech America, Inc. purchases components worldwide for consolidation and processing at its Miami operation to be sold and shipped to Bahia. Bahia serves as the Company's manufacturing and sales operation in Brazil. Because of the tax-exempt status that Bahia has attained, Vitech America, Inc. sells the components to Bahia at a gross margin of approximately 9%. This has resulted in substantially all of the consolidated earnings of the Company to be attributable to Bahia. For the foreseeable future, the Compamy will continue with this model in order to maximize the earnings in Brazil which will be reinvested in Bahia for the continued growth of the Company's Brazilian operations.

   Although the Company's financial statements are presented in U.S. dollars in accordance with generally accepted accounting principles, the Company's transactions are consummated in both the Brazilian Real and the U.S. dollar. Inflation and devaluation have had, and may continue to have, an effect on the Company's results of operations and financial condition. Although the Company has used Brazilian Real futures and options contracts, during 1996, in an effort to hedge against currency risks, its highest coverage at any one time has only met 20% of its exposure consisting of accounts receivable denominated in Reals, net of accounts payable and other current liabilities denominated in Reals. The Company plans to continue to use hedging activities to offset currency risks as appropriate. See "Risk Factors -- Foreign Exchange Risk."

RESULTS OF OPERATIONS

   The following table sets forth for the periods indicated certain line items from the Company's statement of operations as a percentage of the Company's consolidated revenues:

                                                                             Period June
                                      Six Months Ended      Year Ended        24, 1993
                                          June 30,         December 31,      (Inception)
                                      ----------------   ----------------    to December
                                        1996     1995     1995     1994       31, 1993
                                       ------   ------    ------   ------   -------------
Sales  .............................     100%     100%      100%     100%         100%
Cost of sales  .....................    71.7     93.2      80.8     94.7         78.1
Gross profit  ......................    28.3      6.8      19.2      5.3         21.9
Selling, general and administrative
  expenses .........................     9.4      4.0       2.5      2.9         15.7
Income from operations  ............    18.9      2.8      16.7      2.4          6.2
Interest and financing expense  ....     6.5       .8        .7      1.0          1.2
Net income  ........................    10.4      1.9      14.2       .9          3.8

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

   Sales increased by $5,623,251, or approximately 27.5% to $26,080,299 for the six months ended June 30, 1996 as compared to $20,457,048 for the six months ended June 30, 1995. Such increase in sales was primarily attributable to increased demand by the Company's customers, the broadening of the Company's customer base, and the further establishment of the Company's brands in the Brazilian marketplace. During the six months ended June 30, 1996, the Company had sales to approximately 2,650 different customers as compared to less than 20 different customers during the six months ended June 30, 1995.

   Cost of sales during the six months ended June 30, 1996 were $18,688,336, representing 71.7% of the sales during the period, as compared to $19,067,617 for the six months ended June 30, 1995, representing 93.2% of sales for the period. The decrease in cost of sales as a percentage of sales during the six months ended June 30, 1996, when compared to the six months ended June 30, 1995, was attributable to the Company's continuing business strategy of the transformation from being solely a Miami-based distributor to being a vertically integrated manufacturing and distribution company attaining a broad spectrum of clients throughout Brazil. As a result of this transformation, the Company has been able to achieve higher margins through vertical integration. The decrease was also attributable to the Company's migration from peripheral products and related products to a full line of branded computer systems and network solutions with greater aggregated value and greater control over pricing to the customer.

   Selling, general, and administrative expenses increased by $1,643,266, or approximately 200% to $2,462,646 for the six months ended June 30, 1996 as compared to $819,380 for the six months ended June 30, 1995. Such increase was primarily related to the increased costs associated with the creation of Bahia and its manufacturing facility being brought on line as well as the increased selling activity in Brazil associated with marketing directly to end-users. Selling, general, and administrative expense as a percentage of sales was 9.4% for the six months ended June 30, 1996, compared to 4% for the six months ended June 30, 1995. This increase in the selling, general, and administrative expense as a percentage of sales was primarily attributable to the creation of Bahia as well as the broadening of the Company's customer base.

   Income from operations increased by $4,359,266 to $4,929,317 for the six months ended June 30, 1996 as compared to $570,051 for the six months ended June 30, 1995. Such increase was primarily attributable to the aforementioned increase in sales, the decrease in cost of sales, and the decrease in cost of sales as a percentage of sales which more than offset the increase in selling, general, and administrative expenses. Income from operations as a percentage of sales increased to 18.9% for the six months ended June 30, 1996 from 2.8% for the six months ended June 30, 1995. This increase was primarily attributable to the aforementioned decrease in cost of sales as a percentage of sales which more than offset the increase in selling, general, and administrative expenses as a percentage of sales.


   Interest and financing expense increased by $1,524,969, or 930%, to $1,688,947 for the six months ended June 30, 1996 as compared to $163,978 for the six months ended June 30, 1995. This increase was primarily attributable to the Company's increased use of debt financing to support its working capital needs and to support its sales to end-users. Specifically, $1,166,342 of this increase was attributable to the Company's sale of accounts receivable to an affiliate of the Company in connection with the Company's 10X consumer financing program which was introduced in early 1996. The $1,166,342 represented the discount on the consumer debt portfolios which had a face value of approximately $10,400,000. See "Certain Transactions" and
Note 8 to the Company's Financial Statements dated June 30, 1996.


   Net income increased by $2,306,419, or approximately 580%, to $2,704,140 for the six months ended June 30, 1996 as compared to $397,721 for the six months ended June 30, 1995. The increase in net income was primarily attributable to the aforementioned increase in income from operations more than offsetting the increase in interest and financing expense. Net income as a percentage of sales increased to 10.4% for the six months ended June 30, 1996 from 1.9% for the six months ended June 30, 1995. This increase was primarily attributable to the aforementioned decrease in the cost of sales as a percentage of sales more than offsetting the increases in selling, general, and administrative expenses as a percentage of sales.


   During the six month period ended June 30, 1996, the Company experienced a foreign currency exchange loss of $373,627 from the settlement of certain receivables and payables denominated in the Real and the translation of financial statements from the Brazilian Real to the U.S. Dollar. At June 30, 1996, the Company had a net exposure to currency fluctuations of approximately $7,450,000. Additionally, at June 30, 1996, the Company had $8,238,729 of exposure to currency rate fluctuations as a result of the Company's sale of receivables to a related party. See "Certain Transactions."


YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

   Sales increased by $31,081,633, or approximately 178.6% to $48,488,996 for the year ended December 31, 1995 as compared to $17,407,363 for the year ended December 31, 1994. Such increase in sales was primarily attributable to increased demand by the Company's affiliated customer Vitoria Tecnologia S.A., a greater variety of products, and acceptance of the Company as a supplier of quality value-oriented products with post-sale support.

   Cost of sales during the year ended December 31, 1995 were $39,156,239, representing 80.8% of sales during the year, as compared to $16,483,232 for the year ended December 31, 1994, representing 94.7% of sales for the year. The increase was attributable to increases in sales during the year ended December 31, 1995 compared to the year ended December 31, 1994. The decrease in cost of sales as a percentage of sales during the year ended December 31, 1995, when compared to the year ended December 31, 1994, was primarily attributable to the Company's changing business strategy from being solely a Miami-based distributor to being a vertically integrated manufacturing and distribution company to take advantage of the higher margins available by selling to Brazilian customers and the Company's migration from peripherals and related products to finished computers and network solutions.

   Selling, general, and administrative expenses increased by $728,660, or approximately 144.2% to $1,234,108 for the year ended December 31, 1995 as compared to $505,448 for the year ended December 31, 1994. Such increase was primarily attributable to an increase in sales associated activities related to an increase in sales, as well as the increased costs associated with the creation and operation of Bahia. Selling, general, and administrative expense as a percentage of sales was reduced to 2.5% of sales for the year ended December 31, 1995 from 2.9% of sales for the year ended December 31, 1994, reflecting greater sales efficiency in relation to overhead.

   Income from operations increased by $7,679,966, or 1,834.3% to $8,098,649 for the year ended December 31, 1995 as compared to $418,683 for the year ended December 31, 1994. Such increase was attributable to the aforementioned increases in sales, which more than offset the increases in cost of sales and selling, general, and administrative expenses. Income from operations as a percentage of sales increased to 16.7% for the year ended December 31, 1995, from 2.4% for the year ended December 31, 1994. This increase was primarily attributable to the aforementioned increase in sales, reduction in cost of sales as a percentage of sales, and reduction in selling, general, and administrative costs as a percentage of sales.

   Interest expense increased by $156,535, or by 91.1%, to $328,278 for the year ended December 31, 1995 as compared to $171,743 for the year ended December 31, 1994. This increase was primarily attributable to the Company's increased use of debt financing to support its working capital requirements during the year ended December 31, 1995.

   Net income increased by $6,755,264, or 4,516.5%, to $6,904,834 for the year ended December 31, 1995 as compared to $149,570 for the year ended December 31, 1994. The increase in net income was attributable to the aforementioned increases in income from operations, which more than offset the increase in interest expense. Net income as a percentage of sales increased to 14.2% for the year ended December 31, 1995 from 0.9% for the year ended December 31, 1994. This increase was attributable to the aforementioned increase in income from operations as a percentage of sales and the reduction of interest expense as a percentage of sales for the year ended December 31, 1995 as compared to the year ended December 31, 1994.


   During the year ended December 31, 1995, the Company experienced a foreign currency exchange loss of $16,229 from the settlement of certain receivables and payables denominated in the Brazilian Real and the translation of financial statements from the Brazilian Real to the U.S. Dollar. At December 31, 1995, the Company had a net exposure to currency fluctuations of approximately $3,418,000.


YEAR ENDED DECEMBER 31, 1994 COMPARED TO PERIOD ENDED DECEMBER 31, 1993

   Sales increased by $16,251,110, or approximately 1,405.5% to $17,407,363 for the year ended December 31, 1994 as compared to $1,156,253 for the period June 24, 1993, the inception of the Company, to December 31, 1993. Such increase in sales was primarily attributable to increased demand by the Company's customer, Vitoria Tecnologia S.A., an affiliate of the Company.

   Cost of sales during the year ended December 31, 1994 were $16,483,232, representing 94.7% of sales during the year, as compared to $903,544 for the period ended December 31, 1993, representing 78.1% of sales for the year. The increase was attributable to increases in sales during the year ended December 31, 1994 over the period ended December 31, 1993, while the increase in cost of sales as a percentage of sales during the period ended December 31, 1994, when compared to the year ended December 31, 1993 was primarily attributable to increased competition and lower margins in the distributive environment.

   Selling, general, and administrative expenses increased by $324,309, or approximately 179% to $505,448 for the year ended December 31, 1994, as compared to $181,139 for the period ended December 31, 1993. Such increase was primarily attributable to the fact that 1994 was the first full calendar year of operations compared to 1993 the organizational period of the Company, as well as increases in marketing activities and the increase in management personnel and related expenses to support the Company's increased sales activities. Selling, general and administrative expense as a percentage of sales decreased to 2.9% of sales for the year ended December 31, 1994 from 15.7% of sales for the period ended December 31, 1993, reflecting increased efficiency of the organization per sales dollar.

   Income from operations increased by $347,113, or 485% to $418,683 for the year ended December 31, 1994 as compared to $71,570 for the period ended December 31, 1993. Such increase was primarily attributable to the aforementioned increases in sales offset by increases in cost of sales and selling, general, and administrative expenses. Income from operations as a percentage of sales decreased to 2.4% for the year ended December 31, 1994 from 6.2% for the period ended December 31, 1993. This decrease was primarily attributable to the aforementioned increase in cost of sales as a percentage of sales, resulting in a smaller gross profit and smaller resulting operating profit.

   Interest expense increased by $157,461, or 1,102.5%, to $171,743 for the year ended December 31, 1994 as compared to $14,282 for the period ended December 31, 1993. This increase was attributable to the Company's increased use of debt financing to support its working capital requirements during the year ended December 31, 1994.

   Net income increased by $105,282, or 237.7%, to $149,570 for the year ended December 31, 1994 as compared to $44,288 for the period ended December 31, 1993. The increase in net income was attributable to the aforementioned increases in sales offset by increases in cost of sales, selling, general, and administrative expense, and interest expense. Net income as a percentage of sales decreased to 0.9% for the year ended December 31, 1994 from 3.8% for the period ended December 31, 1993. This decrease was attributable to the aforementioned decrease in income from operations as a percentage of sales as well as increases in both interest expense and provision for income tax as percentages of sales for the year ended December 31, 1994, as compared to the period ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's primary cash requirements have been to fund increased levels of inventories and accounts receivable. The Company has historically satisfied its working capital requirements principally through cash flow from operations and debt financing.

   At June 30, 1996, the Company had a working capital surplus of $7,598,941 compared to $6,412,154 at December 31, 1995. This increase in working capital was primarily attributable to the increased levels of inventory which more than offset the increases in accounts payable, short-term borrowings, and decreases in accounts receivable.

   Net cash provided by operating activities for the six months ended June 30, 1996 was $1,999,856. During the six months ended June 30, 1995, the Company used $927,572 of cash in operating activities. The increase in cash provided was primarily attributable to the decrease in accounts receivable and increase in net income and income and other taxes payable which more than offset increases in inventory. Net cash used by operating activities for the year ended December 31, 1995 was $2,455,581, as compared to $37,946 for the year ended December 31, 1994. Such increase was primarily attributable to the increase in accounts receivable associated with the increased level of sales.

   Net cash used in investing activities was $1,566,457 for the six months ended June 30, 1996, as compared to $47,286 for the six months ended June 30, 1995. Such increase was primarily attributable to capital expenditures relating to the purchase of furniture and fixtures, computer equipment, and warehouse equipment. Net cash used in financing activities was $345,239 for the six months ended June 30, 1996, as compared to $1,280,672 in net cash provided from financing activities for the six months ended June 30, 1995. The increase in net cash used by financing activities was primarily attributable to the repayments on a note payable to a related party which more than offset the increases in the proceeds under lines of credit and other borrowings. See "Certain Transactions."

   Accounts receivable days outstanding increased from 86.8 days at December 31, 1994 to 114 days at December 31, 1995. Such increase was primarily attributable to the transformation of the Company's business from a distributor to a vertically integrated manufacturer selling principally to end-users. Until the third quarter of 1995, the majority of the Company's sales were to Vitoria on open terms. Beginning in the third quarter of 1995, the Company commenced selling to end-users with terms of anywhere between 0 and 120 days. Also contributing to the increase in the Company's accounts receivable days outstanding was a nationwide tightening of liquidity which occurred in Brazil during the fourth quarter of 1995.

   During the six month period ended June 30, 1996, the Company received property valued at $417,258 as settlement of an outstanding accounts receivable. Such property consisted of two parcels of real property located in Brazil. The first parcel was a warehouse located in Sao Paulo, Brazil valued at approximately $200,000 and the other parcel is a condominium in Guarapari, Brazil. The Company is presently evaluating the potential sale of such properties based on market conditions. The value was based upon a certified appraisal of the properties which approximated the face value of the related receivables. The transaction was recorded on the financial statements as a payment on account.

   On August 30, 1996, the Company completed a private placement issuing 27.3 units to eleven accredited investors for $50,750 per unit. Each unit consisted of a $50,000 principal amount of 9% senior debentures, 1,000 common stock purchase warrants with an exercise price per share of $10, and 500 shares of Common Stock. The debentures mature on the date which is the earlier of
(i) fifteen months from the date of the closing of the August 1996 Private Placement and (ii) the date of the closing of a public offering of securities of the Company. The $1,299,635 in net proceeds of this offering are being used for general working capital purposes.

   The Company has an overdraft facility of $200,000 with Eastern National Bank in Miami, Florida, with which the Company maintains its primary banking relationship. As of June 30, 1996, there was $100,000 drawn on the overdraft facility.

   On June 28, 1996, the Company secured a line of credit in the amount of $1 million with Deutsch-Sudamerikanische Bank expiring June 30, 1997 to support letter of credits which the Company may issue to secure purchase obligations. As of June 30, 1996 there were no funds drawn on such line of credit. Such lines require the Company to provide a cash deposit equal to 30% of each letter of credit. The credit agreement is secured by a lien of all personal property owned by the Company.

   The Company had borrowings under lines of credit for placing product at its distributors and resellers in the amount of $792,210 as of June 30, 1996. The rates of interest on these lines varies by contract and client and averages from 3% to 4% per month.

   The Company had open invoices receivable from its clients factored at various banks in the amount of $602,349 at June 30, 1996. The Company bears full recourse of these receivables. The rates of interest on these receivables varies by contract and client and averages 3% per month.

   The Company borrowed $2,000,000 at 9% interest per year from Georges C. St. Laurent, Jr., a related party, on May 26, 1995. This note is convertible into 5.925% of the Common Stock. At December 31, 1995 the Company also had a note in the amount of $1,911,917 bearing 6% interest per year. As of June 30, 1996, the balance on such note was $661,917. See "Certain Transactions."


   The Company has allocated approximately $2,150,000 from the proceeds of this offering to increase manufacturing facilities. The proceeds will be used principally to equip the Company's manufacturing plant and administrative center in Ilheus, Brazil. In connection with the development thereof, the Company has secured a $3.4 million loan to fund the development of such facility. The terms of commitment provide for a six year term loan with interest payable at 4% above the long-term rate imposed by the Central Bank of Brazil (currently 16% per annum). The payment of interest is delayed for the first year and is thereafter payable quarterly. Payments of principal shall be made at maturity. The loan will be secured by the real property and building in Ilheus, Brazil.

   The Company owns an underdeveloped parcel of land near Ilheus, Brazil held for investment. The Company has no present intention to develop such land.

   Other than as stated above, the Company does not plan to make any significant capital expenditures during the next fiscal year.

   The Company borrowed $2,000,000 at 12% per year interest from Meris on October 28, 1995. The Company currently intends to repay this loan in full by November 1, 1996. This loan is secured by the assets of the Company, exclusive of inventory and receivables.

   The Company has had success in creating good relations with suppliers which are interested in entering into the Brazilian market. The Company has provided an opportunity to enter the Brazilian technology sales channel to these suppliers who have willingly offered favorable terms to the Company. The increase in supplier credit has allowed the Company to diversify its product line as well as increase sales. Average days outstanding on accounts payable balances to suppliers was in excess of 50 days when compared to industry averages of 30 days or less. The Company has continued to develop these key strategic relationships as a means to fortify its product offering and support growth without incurring additional interest-bearing debt.


   The Company has a three year employment agreement with its President and with its Chief Executive Officer. Under the terms of the agreements each individual will receive annual compensation of $240,000 subject to annual increases. Each of such agreements will terminate on December 31, 1998. See "Management -- Employment Agreements."


IMPACT OF INFLATION ON RESULTS OF OPERATIONS, LIABILITIES AND ASSETS

   For many years prior to July 1994, the Brazilian economy was characterized by high rates of inflation and devaluation of the Brazilian currency against the U.S. Dollar and other currencies. However, since the implementation in July of 1994 of the Brazilian government's latest stabilization plan, the "Real Plan," (See "Condi-tions in Brazil") inflation, while continuing, has been significantly reduced and the rate of devaluation has substantially diminished. The Company has assessed the movement of the Brazilian currency based upon the trading ranges stated by the policy of the Central Bank of Brazil and has been able to offset any material effects of inflation. The Company uses Brazilian Real futures and options contracts from the Chicago Mercantile Exchange in order partially to offset Brazilian currency exposure. There can be no assurance that the Real Plan will continue to be effective in combating inflation and devaluation of Brazil's currency or that the Company's assessment of the movement of Brazilian currency will be correct in the future. Inflation for the year ended December 31, 1995 was 22%. As of July 1996, inflation was estimated to be 12% for the year ended December 31, 1996. See "Conditions in Brazil."

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS


   In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The Company believes that the adoption of SFAS 121 will not have a material impact on its financial statements.


   In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows companies to continue to measure costs for such plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Companies that elect to continue with the accounting under APB 25 must provide certain pro forma disclosures of net income, as if SFAS 123 had been applied. The accounting and disclosure requirements of SFAS 123 are effective for the Company for transactions entered into during the year ended December 31, 1996. The Company is currently evaluating its alternatives under SFAS 123, and its impact on operating results is not presently known.

                                   BUSINESS

INTRODUCTION



   The Company is engaged in the manufacture and distribution of computer equipment and related products, as well as the financing of the purchase thereof, in the Federal Republic of Brazil. The Company's principal operations are conducted in Brazil by its wholly-owned Brazilian subsidiary, Bahia. The parent company, Vitech America, Inc., sources products in the United States and throughout the world for Bahia and engages in the distribution of those products to Bahia. Principally all of the consolidated revenues of the Company are recognized in Brazil by Bahia. For the six month period ended June, 1996, 92% of the consolidated revenues of the Company were recognized in Brazil by Bahia as compared to 33% of the consolidated revenues for the year ended December 31, 1995. The Company's products, which include personal computers and multimedia systems and related peripheral products, networking and system integration equipment, and cellular telephones and accessories, are marketed under Company-owned and other brand names for distribution through a variety of channels in the Brazilian marketplace. In addition, the Company maintains an engineering support service dedicated to assisting the Company's customers in effective networking and systems integration solutions.



   The Company has experienced substantial growth since inception, with consolidated revenues and consolidated net income increasing from $1,156,253 and $44,288, respectively, for the period between June 24, 1993, the inception of the company, and December 31, 1993 to $17,407,363 and $149,570, respectively, for the year ended December 31, 1994 and to $48,488,996 and $6,904,834, respectively, for the year ended December 31, 1995. Consolidated revenues and net income for the six months ended June 30, 1996 were $26,080,299 and $2,704,140, respectively, as compared to $20,457,048 and
$397,721, respectively, for the six months ended June 30, 1995.

   As a result of the increasing stability of the economy and the growth of a middle class in Brazil, demand for computer equipment and related products in Brazil has increased significantly over the last five years. Based upon news, trade reports and the Company's experience, the Company believes that the market for computer equipment and related products in Brazil is expected to grow at the rate of approximately 30% annually. The Company believes that it is particularly well-positioned to capitalize upon such anticipated growth based upon: (i) the Company's extensive knowledge of prevailing customs, importation practices, technology and labor bases, marketing dynamics, and economic conditions in Brazil, together with the Company's existing relationships with U.S. and Asian suppliers and understanding of technology development; (ii) the Company's integrated manufacturing, research and development, sales, and warehousing facilities in Brazil; (iii) the Company's existing distribution arrangements with retailers and others in Brazil; and
(iv) the Company's ability to provide flexible financing alternatives to potential purchasers of the Company's products.

   As part of the Company's operating strategy, the Company intends to utilize a significant portion of the proceeds of this offering as follows:

   o  to expand inventory;

   o  to expand consumer financing operations;

   o  to expand marketing activities;

   o  to repay indebtedness; and

   o  to increase manufacturing capacity.

BUSINESS STRATEGY


   The Company's strategy has been to utilize: (i) the Company's knowledge of prevailing customs, importation practices, technology and labor bases, marketing dynamics, and economic conditions in Brazil, together with the Company's existing relationships with U.S. and Asian suppliers and understanding of technology development; (ii) the Company's integrated manufacturing, research and development, sales, and warehousing facilities in Brazil; (iii) the Company's existing distribution arrangements with retailers and others in Brazil; and (iv) the Company's ability to provide flexible financing alternatives to potential purchasers of the Company's products to gain market share and satisfy the increasing demand for consumer electronic products in Brazil.

   As part of the Company's operating strategy, the Company will endeavor the following:


    Expansion of Inventory. The Company intends to expand its inventory in an amount sufficient to keep pace with its expected sales volume. The Company believes that increased purchases of certain products will permit it to realize economies of scale as a result of more favorable pricing.

    Expansion of Direct Marketing Program and Consumer Financing for Retail Consumer Market. The Company has historically focused its marketing for computer equipment and related products on value added resellers ("VARs"), system integrators, and distributors. With the expansion of manufacturing and credit facilities, and the further development of its distribution system, the Company has targeted the retail consumer market by offering computer equipment and related equipment products with innovative and flexible credit arrangements in order to satisfy consumer demand in Brazil for such products. The Company intends to utilize the consumer relationships formed in connection with such financing activities to create ongoing sales of technology products and services directly to end users, such as internet access services.

    Expansion of Distribution Channels. The Company will continue to develop its distribution channels by providing enhanced customer services and post-sale support and expanding credit arrangements. The Company has developed its internal sales force to assist VARs, system integrators, distributors, and resellers relative to the Company's existing and new product lines.

    Identification of Products. The Company will continue to identify high technology products for which substantial demand exists or can be created, with particular emphasis on products which the Company can manufacture, import, or assemble in Brazil.

    Training. The Company will continue to provide training and skill enhancement of the indigenous work force in Brazil to manufacture and assemble the Company's products. The Company believes that its deployment of a trained work force in facilities geographically separated from major urban areas enables the Company to obtain favorable profit margins by sustaining low cost manufacturing.

    Fortification of the Company's Brands and Trade Names. The Company intends to further establish its Vitech Vision(TM) and other brand and trade names as recognized and reliable brands in Brazil for computer equipment products. The Company continuously evaluates new products, the demand for its current products, and its overall product mix, and seeks to develop distribution relationships with vendors of products that enhance the Company's product offerings.


PRODUCTS

   Computer Systems

   The computer products distribution industry is significant and growing in Brazil, reflecting increasing demand in the country for computer products and systems. The Company believes that Brazilians are highly nationalistic in their attitudes and exhibit a strong preference for indigenous products. "Vitech" is perceived as a Brazil-based manufacturer and distributor, and has established a national identity through the marketing of its Vitech Vision(TM), MultiShow(TM),and EasyNet(TM) product lines.

   The Company offers a complete line of multimedia computer systems under the Company's Vitech Vision(TR) brand name, including Pentium(TR) and Pentium Pro(TR) based systems.

   The Company also designs, develops, manufactures, and markets under its MultiShow(TR) brand name a family of multimedia computer products. The Company offers sound cards, speakers, multimedia titles, microphones, and multimedia kits complete with user-friendly manuals written in Portuguese. The demand for multimedia personal computers is increasing as personal computers evolve from a task-oriented device primarily utilized for word processing and spreadsheets to a more user-friendly multipurpose device for increasingly diverse multimedia applications.

   The Company's engineering staff is constantly evaluating components and product sources from many manufacturers for purposes of incorporating quality components into its computer products lines. Most of the components purchased by the Company for computer manufacture are readily available from a large number of vendors worldwide. However, the loss by the Company of its relationship with a significant vendor may have a material adverse effect in the short term on the Company's operations until a new source of reliable components can be identified.

   Business Systems Integration; Client-Server Applications

   The Company has created a family of products and services in response to the need for client-server distributed computing solutions in Brazil. The Company manufactures a range of powerful symmetrical multi-processor super-servers. The Company markets a full line of local area network and wide area network parts, including bridges, multiplexors, DSU/CSU, buffers, modems, bridges, and routers.

   The Company maintains engineering support services for the design of local and wide area networks for system integrators and their customers. As a developing country, Brazil has a large demand for distributed computing solutions through the establishment of client-server networks. Many of the Company's system integrator customers do not yet have the expertise to design complex systems. In response, the Company established its own support team that supplies technical expertise to design complex local area network or wide area network systems for the system integrators as well as to the end user. The Company holds several seminars each year in order to educate the marketplace on the advantages of distributed computing and to train VARs and system integrators in the latest techniques in this discipline.

   Cellular Phones

   The Company offers a variety of mobile cellular telephones and accessories as well as rural cellular base stations (a single line which can accommodate multiple telephone users) and related accessories. For the year ended December 31, 1995, virtually all of the Company's cellular telephones were Motorola products, and all of the base station equipment was acquired from Tellular Corporation, although the Company believes that alternative equipment is readily available in the market.

   In an interview with the Estado de Sao Newspaper on July 19, 1996, Cesar Michels, director of Planning for Cellcenter, a large Brazilian cellular retailer, said that the total number of cellular subscribers in Brazil has the potential to be as great as 20.0 million. With the number of today's total subscribers at less than 1.0 million, the Company expects that the growth will occur over the next four years. In Brazil, demand has been driven by high population density, economic growth, and lack of adequate landline service. Due to the limited availability and quality of landline service, the Company believes that telephone users in Brazil will increasingly utilize cellular systems, despite the fact that cellular phone service may be more expensive to the consumer than conventional landline communications.

   Contract Manufacturing

   In order to utilize reserve manufacturing and purchasing capacity, the Company manufactures two and four head video cassette recorders and 14-inch and 20-inch color television sets. The video cassette recorders and television sets are assembled under house brand names for exclusive distribution by Casas Bahia, which is one of Brazil's largest electronic retailers with over 200 outlets. Casas Bahia has contracted for 52,500 video cassette recorders and has a standing order for 72,000 television sets to be delivered during the eight month period which commenced in July 1996. While such contract expired on August 31, 1996, the Company has continued its relationship with Casas Bahia to supply the agreed to quantities associated with such contract. While management believes that the Company's contract manufacturing relationship with Casas Bahia will continue, there can be no assurance that such relationship will be maintained.


FREIGHT FORWARDING AND IMPORTATION PROCEDURES

   Virtually all of the products that the Company purchases are received and consolidated in containers for sea or air freight to the Company's facilities in Ilheus or Salvador, Brazil. These destinations contain good deep- water ports with modern handling and storage facilities. The Company is highly-sophisticated in Brazilian customs matters and is knowledgeable in producing appropriate documentation to expedite customs clearance and importation of components. Upon receipt in Brazil, the goods are expedited through customs by Company personnel so that goods spend a minimum amount of time at the port facility.

ENGINEERING AND MANUFACTURING

   The Company has an experienced engineering department comprised of eight engineers and 54 other technically trained personnel at its facilities. The engineering department is responsible for designing products, pro-ducing the technical specifications for components required for manufacture, training personnel, line engineering, and quality control/quality assurance programs. The engineering group constructs the bill of materials of components that are required for manufacture and designs the manufacturing line so that the tasks can be undertaken reliably within the capabilities of the Company's specially trained labor force. The group also supports the sales force and is responsible for the design of local area network or wide area network systems for the Company's customers and their end users.



   The Company's manufacturing facilities consist of a modern, 160,000 square foot leased facility in Ilheus. See "Business -- Facilities." The Company intends to build a plant and administration center in Ilheus, Brazil with the cooperation and financial participation of the government of Bahia. The Company has received a loan commitment from the development bank of the State of Bahia of $3.4 million to begin construction of this facility. The terms of commitment provide for a six year term loan with interest payable at 4% above the long-term rate imposed by the Central Bank of Brazil (currently 16% per annum). The loan proceeds are anticipated to pay for 100% of the construction costs, and the Company has allocated approximately $2,150,000 from this offering for acquisition of the equipment necessary to operate the facility. Construction is expected to begin in late 1996 and occupancy is expected in the first quarter of 1998. The State of Bahia will not have an ownership interest in the facility. Upon completion of the facility, management believes that the facility should allow the Company to continue to operate at its anticipated capacity levels for at least 12 months.



PROCUREMENT AND MATERIALS MANAGEMENT

   The Company, through its Miami, Florida facility, purchases components, parts, and equipment worldwide for consolidation and shipment to destinations in Brazil. The Company maintains a warehouse and containerization operation in Miami, Florida where goods are booked into the Company's materials handling system at the point of receipt. Certain testing is undertaken at the Miami, Florida facility prior to shipment to Brazil as part of the Company's quality assurance program. See "Business -- Quality Assurance and Service." Virtually all of the products that the Company purchases are received and consolidated in containers for sea or air freight to the Company's facilities in Ilheus or Salvador, Brazil.

   The Company's ability to source competitively priced computer components, cellular telephones, and electronic products internationally is critical to its success. The Company generally purchases components from manufacturers and distributors pursuant to non-exclusive agreements. Since inception, the Company has expanded its vendor base significantly. At present, the Company has purchase contracts and orders with over 60 different vendors. The Company does not regard any one supplier as essential to its operations since most of the components the Company purchases are available from other sources at competitive prices. During the year ended December 31, 1995, the Company had only one supplier which accounted for in excess of 10% of its purchases. During the six month period ended June 30, 1996, the Company had four suppliers which each accounted for in excess of 10% of purchases. The Company does not believe the loss of any supplier would have a material adverse effect on its business as components and products required by the Company are readily available in the marketplace.

   The Company procures most of its products on extended credit terms. In the ordinary course, the Company is not required to post security or provide special documents in support of its purchases. The Company believes that favorable credit terms have been obtained as a result of the credibility that the Company has established with such vendors, as well as the desire of these vendors to obtain access for their components and products in Brazil.

WORK FORCE AND TRAINING PROGRAM

   The Company has elected to locate its facilities in remote regions of Brazil in order to capitalize on lower costs. As such regions lack sufficient technical educational facilities, the Company has created its own technical training program to create a technically adept labor force by training workers in various technical phases of assembly line manufacturing. The Company believes that many of Brazil's cities and states do not have sufficient technical educational facilities and, where such facilities do exist, they are located in areas with higher labor costs. The Company believes that this training will often confront and mitigate cultural differences that may interfere with an employee's motivation and productivity.

   The Company has designed internal training programs that build technical skills for entry level employees. Entry level employees engage in assembly work, packing, shipping, and cleaning and require a great deal of training and supervision. The Brazilian national minimum wage is currently $114 per month. All of the Company's entry level employees are compensated at a level in excess of the minimum wage. Technical personnel have had training in a technical school or at a university level. These workers are usually upwardly mobile and are recruited either from other companies or technical schools. While they must be taught specific work related details, they are usually well-trained. Engineers are university trained and are paid generally from between 5 to 10 times the minimum wage. See "Business -- Employees."

QUALITY ASSURANCE AND SERVICE

   The Company addresses quality assurance at all stages of the production process. First, components considered for use in standard systems are tested for compatibility by the research staff. Second, incoming components receive a physical damage inspection on receipt and again at the start of the production process. A statistical sampling of components in every category is electronically tested prior to assembly. Each complete unit is then functionally tested at the end of the production process to demonstrate that all components are engaged and fully operational.

   Thereafter, each complete unit is "burned-in" for three hours. This process involves running a test program which sequentially tests each component to verify prescribed operation.

   In addition, the Company provides support after the production process by providing engineers and technicians who perform in-house and local on-site servicing. The Company offers toll-free telephone support service to its customers.

DISTRIBUTION AND MARKETING

   The Company's marketing strategy is designed to eliminate as many levels of distribution as possible in order to offer competitive pricing to the customer. In the future, the possibility of Company owned retail stores in some regions will be explored to further add to the control over margins and to attain access to the end-user. The Company, operating through its sales and marketing teams, has built an extensive distribution network consisting of VARs, systems integrators, distributors, and retailers. This distribution network includes access to large markets in Brazil for computer systems, business systems integration, cellular telephones, and consumer electronic products. Customers include small and medium-sized businesses, government agencies, major retailers, and consumers. The Company's sales teams are in regular contact with customers at each distribution level as well as with the end-user. In this manner, the Company's sales, marketing, and engineering personnel react to changing demands within the Company's customer base in Brazil.

   In 1996, the Company introduced the "10X Program", a financing program which enables the consumer to pay for Company products purchased in equal monthly installments. During the term of such financing, a first and exclusive security interest in the product is retained by the Company and the credit extended is guaranteed by the ultimate consumer as well as the reseller. Management believes that the 10X Program utilizes the distribution strengths of the distributor and the reseller, to which the Company pays a commission, and benefits the Company by providing a database to be utilized in future direct technology product sales.

   The Company presently utilizes four sales teams comprising 13 persons in its Sao Paulo facility. The teams work to market new product lines, to receive input on existing product lines, and to make personal sales calls, as well as accept, process, and administer sales orders, and coordinate advertising and the logistics of product shipment.

   In accordance with its policy to diversify its customer base, the Company has successfully expanded and diversified its customer base from one customer during 1993 to in excess of 2,650 customers at June 30, 1996. During the year ended December 31, 1995, Casas Bahia and Vitoria Tecnologia S.A., an affiliate of the Company, accounted for 15% and 76% respectively of the Company's sales. For the six months period ending June 30, 1996, Casas Bahia and Vitoria Tecnologia S.A. accounted for 14% and 30%, respectively, of the Company sales.

COMPETITION

   The manufacturing and distribution of computer equipment and related products is highly competitive and requires substantial capital. The Company competes with, and will compete with, numerous international, national and regional companies, many of which have significantly larger operations and greater financial, marketing, human and other resources than the Company, which may give such competitors competitive advantages, including economies of scale and scope. Competitors include internationally recognized companies such as IBM, Acer, and Compaq. No assurance can be given that the Company will successfully compete in any market in which it conducts or may conduct operations.


BACKLOG; UNFULFILLED CONTRACT MANUFACTURING OBLIGATIONS

   The Company's backlog as of June 30, 1996, exclusive of unfulfilled contract manufacturing backlog, was approximately $18,000,000. Backlog consists of contracts or purchase orders with delivery dates scheduled within the next 12 months. The Company currently expects to ship its entire current backlog within the Company's current fiscal year. Variations in the magnitude and duration of contracts received by the Company and customer delivery requirements may result in substantial fluctuations in backlog from period to period. Since customers may cancel or reschedule deliveries, backlog may not be a meaningful indicator of future financial results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

   At December 31, 1995, the Company had no unfulfilled contract manufacturing obligation. However, as a result of the agreement between the Company and Casas Bahia, at June 30, 1996, the Company had an unfulfilled contract manufacturing obligation of approximately $29,000,000.

REGULATION AND ENVIRONMENTAL MATTERS

   The Company believes that its facilities and practices for controlling and disposing of the limited amount of wastes it produces are in compliance with applicable environmental laws and regulations in Brazil.


TRADEMARKS


   The Company's trademarks, Vitech Vision(TM), Multi-Show(TM), and EasyNet(TM) are owned by an affiliated third party and are licensed to the Company under a long-term license agreement. The Company has an option to purchase the trademarks from the licensee at a cost of $1.00. On October 23, 1996, the Company exercised its option to acquire such trademarks.



EMPLOYEES

   As of June 30, 1996, the Company employed approximately 240 persons, including three executive officers, 12 executive personnel, eight engineering personnel, and 50 administrative personnel. The Company believes its employee relations both in Brazil and the United States are satisfactory. None of the Company's employees are subject to collective bargaining or union agreements.

FACILITIES

   The Company leases, from an unaffiliated landlord, approximately 16,000 square feet of office and warehouse space in Miami, Florida. The office space lease expires in August 1998. The Company pays annual rent of approximately $102,000 plus its allocable share of real estate taxes, insurance, and other assessments.

   The Company's Brazilian operations are located in Sao Paulo and Bahia. The Company leases approximately 7,500 square feet of office space in Sao Paulo. The Company pays an annual rent of $48,000 on a lease which expires in February 1997. In addition, the Company leases an additional 12,000 square feet of warehouse space in Sao Paulo pursuant to a lease which expires in June 1997 for an annual rent of $36,000. Such lease has an option to extend the lease through June 1999.

   The Company leases approximately 160,000 square feet of manufacturing and administrative space in Ilheus for approximately $13,500 per month. Such lease expires in December 1996, with an option for extension through December 1998.

   The Company believes that in the event that the lease with respect to any of such facilities should not be renewed, alternative space will be available at comparable rates.


   In addition to the facilities discussed above, the Company owns, for investment purposes, an undeveloped parcel of land near Ilheus, Bahia. The Company does not plan to make material capital expenditures or improvements with respect to this property during the next fiscal year.

LEGAL PROCEEDINGS


   Meris has advised the Company that irrespective of an Amendment agreement, it has certain rights to an equity ownership position in the Company. While the Company believes such claims are without merit, Georges C. St. Laurent, III and William C. St. Laurent, the Chief Executive Officer and Chief Operating Officer of the Company, respectively, have agreed to settle such equity claims, should the need arise, from their personal share holdings. See "Certain Transactions."

   Other than as discussed above, the Company knows of no other material litigation or claims pending threatened, or contemplated to which the Company is or may become a party.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


   The directors, proposed directors and executive officers of the Company and their ages are as follows:


             Name                Age          Position
            ------              -----         ---------


Georges C. St. Laurent, III      35           Chairman of the Board of Directors
                                              and Chief Executive Officer
William C. St. Laurent  .....    31           President, Chief Operating Officer,
                                              and Director
Mitchell E. Asher  ..........    40           Chief Financial Officer, Treasurer, Secretary,
                                              and Director
Joseph K. Meyer  ............    40           Proposed Director(1)
H.R. Shepherd  ..............    75           Proposed Director(1)




------
(1) Following this offering, Messrs. Meyer and Shepherd have agreed to join the Board.


   Georges C. St. Laurent, III has served as Chairman of the Board and Chief Executive Officer of the Company since 1993. Between 1986 and January 1993, Mr. St. Laurent operated a proprietary firm, GSL Trading Co., Miami, Florida, which was engaged in the re-manufacturing of computer hardware for sale to Brazil and other countries in Latin America. Between 1983 and 1986, Mr. St. Laurent was a member of the Chicago Mercantile Exchange and was engaged in trading activities for his proprietary account specializing in currency options and futures market making. Since 1986 to the present, Mr. St. Laurent has been a director of Clinica Kirpalmar, a not-for-profit Latin American medical foundation. Mr. St. Laurent graduated from Yale University in 1982 and received a B.S. in Molecular Biology.

   William C. St. Laurent has served as President and Chief Operating Officer of the Company and a Director since 1993. Mr. St. Laurent has also served as Vice Chairman of the Board of Directors of the Western Bank of Oregon from January 1989 through January 1996. Mr. St. Laurent previously owned several private foods processing companies located in Oregon from 1988 to 1992. Mr. St. Laurent graduated from Cornell University with a B.S. in Hotel Administration. Mr. St. Laurent also owns 100% of the voting shares of Vitoria Tecnologia S.A., the primary customer of Vitech America, Inc. since inception until Vitoria Tecnologia S.A. ceased manufacturing and selling activities in March of 1996. William C. St. Laurent is the brother of Georges
C. St. Laurent III.

   Mitchell E. Asher has been the Company's Chief Financial Officer, Treasurer, and Secretary since June 1993. Between 1991 and 1992, Mr. Asher was Controller and Chief Financial Officer for U.S. Computer of North America, Inc., Miami, Florida, a Brazilian distributor and manufacturer of computer peripherals and components. Between July 1989 and March 1991, Mr. Asher conducted a proprietary business, Lahaina Licks, Ltd., Lahaina, Maui, Hawaii which was engaged in the manufacture and distribution of specialty ice cream. Prior thereto, between 1984 and 1990, Mr. Asher was employed by Seiko Instruments USA, Inc., Torrence, California, a multi-national manufacturer (including Manaus, Brazil), serving at various times as Controller of its Consumer Products Division and for its Corporate Division as Corporate Operations Manager and Accounting Manager. Between 1981 and 1984, Mr. Asher was employed by Code-A-Phone Corporation, Portland, Oregon, a telephone answering equipment manufacturer, where he served as Accounting Manager and then Assistant Controller interfacing with factories in Asia. Between 1978 and 1981, Mr. Asher was Assistant Controller of California Mini Computer Systems, Inc., Los Angeles, California. Prior thereto, between 1976 and 1978, Mr. Asher was an auditor with Gulliver's, Inc., Marino Del Rey, California, which was a specialty restaurant chain. Mr. Asher graduated from the University of Southern California with a B.S. in Business Administration and is a graduate of Pepperdine University where he received an MBA.

   Joseph K. Meyer will become a director of the Company following this offering. Mr. Meyer has served as president and chief executive officer of Compass Advisors, Inc., an institutional financial and investment consulting firm since 1991. Mr. Meyer is also president of Christina Partners, Inc., an investment advisory and money management firm. Mr. Meyer also serves as principal of CAI Tradex Clearing Corporation, which provides fully-disclosed securities brokerage services to institutional clients. Prior to 1991 Mr. Meyer was first Vice President and Senior Consultant at Kemper Securities Group, Inc. and Kemper Consulting Group, respectively.


   H.R. Shepherd will become a director of the Company following this offering. Since 1993, Mr. Shepherd has served as special advisor to the Chairman of Medeva PLC, an international pharmaceutical company. From 1955 to 1993 Mr. Shepherd served as Founder and Chairman of Armstrong
Pharmaceuticals, previously known as Aerosol Techniques, a pharmaceutical drug delivery company which was acquired by Medeva PLC. Mr. Shepherd presently is the Chairman of the Albert F. Sabin Vaccine Foundation.


   Upon their joining the Board of Directors, Messrs. Meyer and Shepherd will each be granted options to purchase 10,000 shares of Common Stock at an exercise price of $12.00 per share.

   Directors are elected at the Company's annual meeting of shareholders and serve a term of one year or until their successors are elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to the By-laws of the Company.


   Upon the closing of this offering, the Company will establish a Compensation Committee and an Audit Committee.


   The Compensation Committee will administer the Company's stock option plan and make recommendations to the full Board of Directors concerning compensation, including incentive arrangements, of the Company's officers and key employees. The Compensation Committee will be comprised of a majority of independent directors upon establishment.

   The Audit Committee will review the engagement of the independent accountants and review the independence of the accounting firm. The Audit Committee will also review the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal accounting controls. The Audit Committee will consist of a majority of independent directors upon establishment.

   The Company has agreed with the Representative that, for a period of 36 months from the date of closing of this offering, the Company will allow an observer designated by the Representative and acceptable to the Company to attend all meetings of the Board of Directors. Such observer will have no voting rights. He or she will be reimbursed for out-of-pocket expense incurred in attending such meetings, and will be indemnified against any claims arising out of participation at Board meetings, including claims based on liabilities arising under the securities laws.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Amended and Restated Articles of Incorporation indemnify its directors and officers to the fullest extent permitted by law.

   At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

   Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EMPLOYMENT AGREEMENTS


   Messrs. Georges C. St. Laurent, III and William C. St. Laurent are parties to separate three-year employment agreements which terminate on December 31, 1998. Under the terms of each employment agreement, Messrs. St. Laurent and St. Laurent will each receive annual compensation of $240,000. In the event that either Georges C. St. Laurent, III or William C. St. Laurent were to die or become disabled anywhere outside Brazil, that individual, or his estate, would receive his annual compensation for twelve months. In the event that either were to become disabled in Brazil, that individual would receive his annual compensation for twenty-four months. In the event that either were to die in Brazil, that individual's estate would receive that individual's compensation for the greater of twenty-four months or the remaining term of the employment agreement. Both such employment agreements include non-competition agreements with the Company which preclude engagement in competitive activities in Latin America or in the South Florida area as well as solicitation of customers and employees for a period of twelve months following termination of employment. Both agreements also require Messrs. St. Laurent and St. Laurent to maintain the confidentiality of information and proprietary data relating to the Company and its activities.


EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

   The following table sets forth information relating to the compensation paid by the Company for the past three fiscal years to: (i) the Company's Chairman and Chief Executive Officer; and (ii) each of the Company's executive officers who earned more than $100,000 during the fiscal year ended December 31, 1995 (collectively, the "Named Executive Officers"):


                                                                   Stock        All Other
Name and Principal Position     Year      Salary       Bonus      Options      Compensation
 ---------------------------   ------   ----------    ---------   ---------   --------------
Georges C. St. Laurent III,
 Chairman of the Board and
 Chief Executive Officer  ..    1995     $120,000     $     0        0            $    0
                                1994     $ 96,000     $     0        0            $    0
                                1993     $      0     $     0        0            $    0
William C. St. Laurent,
 President and
 Chief Operating Officer  ..    1995     $120,000     $     0        0            $4,500*
                                1994     $ 96,000     $     0        0            $    0
                                1993     $      0     $     0        0            $    0
Mitchell E. Asher,
 Chief Financial Officer  ..    1995     $ 72,800     $15,000        0            $9,000*
                                1994     $ 65,000     $10,000        0            $3,750*
                                1993     $ 23,000     $     0        0            $    0


------
* Mr. William C. St. Laurent and Mr. Mitchell E. Asher received a car allowance of $750.00 each per month for all or a portion of the year.

   The Company maintains keyman life insurance on the life of each of Georges
C. St. Laurent, III and William C. St. Laurent in the amount of $2,000,000 payable to the Company. These policies were acquired by the Company pursuant to its undertaking to Meris in connection with a loan provided to the Company on October 28, 1995. In addition, the Company obtained keyman insurance on the life of William C. St. Laurent pursuant to its agreement with Georges C. St. Laurent, Jr. in connection with his loan to the Company made on May 26, 1995. Georges C. St. Laurent, Jr. is the beneficiary of this policy. See "Certain Transactions."

OPTION GRANTS IN LAST FISCAL YEAR


   No options were granted to, or exercised by, any of the Named Executive Officers during the fiscal year ended December 31, 1995.


GRANTS OF STOCK OPTIONS


   On September 3, 1996, the Company authorized the issuance of options to purchase up to 4,000,000 shares of Common Stock. Of such options, 2,040,000 options were issued to Georges C. St. Laurent, III, the Company's Chairman of the Board and Chief Executive Officer and 1,960,000 options were issued to William C. St. Laurent, the Company's President and Chief Operating Officer. Of such options, 490,000 options are exercisable at $15.00 per share, another 490,000 options are exercisable at $20.00 per share and 980,000 options are exercisable at $25.00 per share by William C. St. Laurent and 510,000 options are exercisable at $15.00 per share, another 510,000 options are exercisable at $20.00 per share and 1,020,000 options are exercisable at $25.00 per share by Georges C. St. Laurent III. The options are exercisable for a four year period beginning on the closing of the Company's initial public offering.

1996 STOCK OPTION PLAN

   The 1996 Stock Option Plan provides for the grant of options to purchase up to 200,000 shares of Common Stock to employees, officers, directors, and consultants of the Company. Options may be either "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants, and others, as well as to employees of the Company.

   The Plan will be administered by the Board of Directors or a committee thereof, who determine, among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option, and the option exercise price.

   The exercise price of an incentive stock option may not be less than the fair market value per share of Common Stock on the date the option is granted. The exercise price of a non-qualified option may be established by the Board of Directors. The aggregate fair market value (determined as of the date the option is granted) of Common Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Shareholder") shall be eligible to receive any incentive stock options under the Plan unless the exercise price is at least 110% of the fair market value of the shares of Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to such limitation.

   Incentive stock options may not be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the Board of Directors. Upon termination of employment of an optionee by reason of death or permanent and total disability, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

   Options under the Plan must be issued within ten years from the effective date of the Plan. The effective date of the Plan is August 20, 1996. Incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant. Incentive stock options issued to a 10% Shareholder are limited to five year terms. Options granted under the Plan generally provide for the payment of the exercise price in cash and may provide for the payment of the exercise price by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, if so provided in an optionee's options, such optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than the purchase of his original shares.

   Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan.

   The Plan may be terminated or amended at any time by the Board of Directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Plan may not be increased without the consent of the shareholders of the Company.


   Upon their joining the Board of Directors, Joseph K. Meyer and H.R. Shepherd will each be granted options under the Plan to purchase 10,000 shares of Common Stock at an exercise price of $12.00 per share. Other than as described above, to date, no options have been granted under the Plan.

                             CERTAIN TRANSACTIONS


   During the period from June 24, 1993 to December 31, 1993, the years 1994 and 1995, and the first six months of 1996, Vitech America, Inc. had as its primary customer in Brazil, Vitoria Tecnologia S. A., an affiliate controlled by William C. St. Laurent, the President and Chief Operating Officer of the Company, to whom it sold products during those periods on open terms. Also, Bahia, the Company's wholly owned subsidiary, bought and sold products to and from Vitoria Tecnologia S.A. during the years ended December 31, 1995 and 1996 on a purely commercial basis at market prices no less favorable than if the Company or its subsidiary bought or sold products to or from others. Sales to Vitoria were $1,156,253 for the period from June 24, 1993 to December 31, 1993, $17,407,363 for the year ended December 31, 1994 and $36,677,077 for the year ended December 31, 1995 and $8,066,878 for the six months ended June 30, 1996. In 1996, management of Vitoria Tecnologia S.A. disclosed to the Company that based on lack of competitive tax and fiscal incentives in the State of Espirito Santo, it had ceased all manufacturing and selling operations. Since that time, Vitoria Tecnologia S.A. has paid all outstanding amounts owed to the Company.



   In 1993, Georges C. St. Laurent, Jr., the father of Georges C. St. Laurent, III, the Company's Chairman of the Board and Chief Executive Officer, and William C. St. Laurent, the President and Chief Operating Officer of the Company, loaned to Vitoria Tecnologia S.A., an affiliate and primary customer of the Company, the principal amount of $2,127,440. Such loan was evidenced by a note bearing interest at 12% per annum. In 1994, as an accommodation for Georges C. St. Laurent, Jr., for consideration received by the Company in the amount of the note, the original note was transferred from Vitoria Tecnologia S.A. to the Company and the rate of interest thereon was reduced to 6% per annum. As of June 30, 1996, the amount of the note was $661,917. In May 1995, Mr. Georges C. St. Laurent Jr. loaned the Company an additional $2,000,000 pursuant to the terms of a secured note which bears interest at the rate of 9% per annum. At June 30, 1996, the amount due on such note was $2,000,000. Such note is convertible into 5.925% shares of Common Stock at any time during the term thereof.



   In June 1993, Georges C. St. Laurent, III, the Company's Chairman of the Board of Directors and Chief Executive Officer, contributed in exchange for 4,080,000 shares of Common Stock, assets valued at approximately $306,000 (including $250,000 of inventory). This amount represented the cost of the items contributed, which approximated fair market value, as agreed to by the shareholders.

   In connection with the Company's recently introduced 10X consumer finance program designed to encourage consumer purchases in Brazil through installment sales, Mr. Georges C. St. Laurent, Jr. agreed to purchase consumer debt portfolios from the Company at discount rates established at periodic intervals (currently at a discount allowing for annual return of 30%) but at no less favorable rates than would be charged in ordinary market transactions in Brazil for comparable financing programs. Such debt portfolios were acquired with recourse against the Company. At June 30, 1996, consumer debt portfolios in the face amount of approximately $10,400,000 were acquired by Mr. St. Laurent from the Company for $9,244,052.


   The Company on July 1, 1996 entered into a long term license agreement with a company controlled by William C. St. Laurent pursuant to which the Company licensed the trademarks, VitechVision(TM), MultiShow(TM), and EasyNet(TM) to the Company. The Company has an option to purchase the trademarks from the licensee at a cost of $1.00. On October 23, 1996, the Company exercised its option to acquire such trademarks.


   For a description of employment agreements between the Company and its officers, see "Management -- Employment Agreements."

   On October 28, 1995, Meris Financial Incorporated ("Meris") entered into a Loan Agreement with the Company pursuant to which Meris made available a loan to the Company in the principal amount of $2,000,000. The loan was to mature on October 28, 1997 and bears interest at the rate of 12% per annum payable monthly. The loan is secured by the assets of the Company exclusive of inventory and receivables. In connection with the loan, Meris received a guarantee by Georges C. St. Laurent, III and William C. St. Laurent, the President and Chief Operating Officer of the Company, and his wife Wendy St. Laurent, a stock pledge agreement by such parties, a collateral assignment of various rights of the St. Laurents as well as assignments of life insurance policies on the lives of Messrs. St. Laurent and St. Laurent. The note was convertible into approximately 4.7% of the shares of Common Stock. In addition, certain options were provided to Meris which afforded them the right to purchase up to an aggregate of 5% capital stock interest in the Company. On July 20, 1996, the Company and

Meris entered into an Amendment to such Loan Agreement pursuant to which the Company is obligated to pay Meris $445,000 in installments between July 20, 1996 and November 1, 1996. In connection with the Amendment, the conversion rights provided by the Note and the options were canceled provided all payments of principal and interest under the Note are made as set forth above. As of the date of this prospectus, the Company has made all payments in accordance with such Amendment. The Company intends to repay such obligation with a portion of the net proceeds of this offering. In the event that the receipt of the proceeds from this offering occurs after November 1, 1996, the Company has secured a short-term line of credit, bearing a 18% annual interest rate, from Georges C. St. Laurent, Jr. to be used to repay such note. Should this event occur, the proceeds from this offering will then be used to repay such short-term line of credit. Meris has advised the Company that, irrespective of the Amendment, it has certain rights to an equity ownership position in the Company. While the Company believes such claims are without merit, Georges C. St. Laurent, III and William C. St. Laurent have agreed to settle such equity claims, should the need arise, from their personal share holdings. Meris is not an affiliate of the Company.

                             CONCURRENT OFFERING

   The registration statement of which this Prospectus forms a part also includes a Prospectus with respect to an offering by the Selling Shareholders of 40,944 shares of the Selling Shareholders' Stock issued in connection with the August 1996 Private Placement, which may be sold in the open market, in privately negotiated transactions, or otherwise directly by the holders thereof, subject to the following contractual restrictions. Each Selling Shareholder has agreed not to sell, transfer, or otherwise publicly dispose of the Selling Shareholders' Stock for up to 30 days from the date of this Prospectus without the prior written consent of the Representative.

   The Company will not receive any proceeds from the sale of any of the Selling Shareholders' Stock. Sales of the Selling Shareholders' Stock or the potential of such sales may have an adverse effect on the market price of the shares of Common Stock offered hereby.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this Prospectus, and after the sale of shares of Common Stock offered hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock and (ii) all directors and executive officers of the Company as a group.

                                                                     Percentage Beneficially
                                                                          Owned(1)(2)
              Name and Address                                  ---------------------------------
            of Beneficial Owner              Number of Shares   Before Offering   After Offering
 -----------------------------------------   ----------------   ---------------    --------------
Georges St. Laurent, III  ................      3,980,550            49.67%            39.75%
 c/o Vitech America, Inc.
 8807 N.W. 23rd Street
 Miami, FL 33172(3) (5)
William C. St. Laurent  ..................      3,824,450            47.72%            38.19%
 c/o Vitech America, Inc.
 8807 N.W. 23rd Street
 Miami, FL 33172(4)(5)
Mitchell E. Asher  .......................         52,000              .65%              .52%
 c/o Vitech America, Inc.
 8807 N.W. 23rd Street
 Miami, FL 33172(6)
All directors and executive officers as a
  group (3 persons) ......................      7,857,000            98.05%            78.46%

------
(1) All shares are beneficially owned, and sole voting and dispositive power is held, by the persons named, except as otherwise noted.

(2) Percentage of ownership is based on 8,013,648 shares of Common Stock outstanding before the offering of shares hereby and 10,013,648 shares of Common Stock outstanding immediately after the offering.

(3) Does not include options to purchase 2,040,000 shares of Common Stock.


(4) Includes 2,544,430 shares of Common Stock held by Wolf Partners, a family Limited Partnership whose limited partners include a trust for the benefit of Nicolas St. Laurent and Alexander St. Laurent, Mr. St. Laurent's minor children, of which Mr. St. Laurent is the general partner. Does not include options to purchase 1,960,000 shares of Common Stock.

(5) Excludes options to purchase 26,520 shares and 25,480 granted by Georges and William St. Laurent, respectively, to Mitchell E. Asher.


(6) Represents options to purchase 52,000 shares of Common Stock from Georges and William St. Laurent proportional to their holdings.

                          DESCRIPTION OF SECURITIES

GENERAL

   The following description of the material terms of the Common Stock is subject to the Florida Business Corporation Act (the "FBCA") and to the provisions contained in the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), and By-laws, as amended, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

   The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, no par value, and 3,000,000 shares of preferred stock, no par value (the "Preferred Stock"). Immediately prior to this offering, there were outstanding 8,013,648 shares of Common Stock and no shares of Preferred Stock.

COMMON STOCK

   The Company is authorized to issue 30,000,000 shares of Common Stock, no par value per share, of which as of the date of this Prospectus, 8,013,648 shares of Common Stock are outstanding. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, validly authorized and issued, fully paid, and non-assessable.

   The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.


   For a period of 12 months from the date of this Prospectus, without the prior written consent of the Representative, which consent shall not be unreasonably withheld, the Company may not issue any securities, except debt securities and shares issued pursuant to the exercise or conversion of (i) options, warrants or other convertible securities outstanding as of the date of this Prospectus, (ii) options granted in the future pursuant to the Plan or (iii) shares of Common Stock issued in connection with an acquisition by the Company. Also, for a period of 24 months from the date of this Prospectus, the Company may not issue any shares of Common Stock pursuant to Regulation S without the Representative's prior written consent.


PREFERRED STOCK

   The Company is authorized to issue up to 3,000,000 shares of Preferred Stock, no par value per share, of which no shares are outstanding as of the date hereof. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of the Company. See "Risk Factors -- Preferred Stock; Possible Anti-Takeover Effects."

NASDAQ NATIONAL MARKET(R)


   The Company has applied for listing of its shares of Common Stock on the Nasdaq National Market(R) under the symbol "VTCH."


ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW

   The Company may be subject to the affiliated transaction ("Affiliated") and the control-share acquisition provisions of Sections 607.0901 and
607.0902 of the FBCA.

   The Affiliated provisions of the FBCA are designed to restrict the occurrence of highly coercive takeovers. It also limits certain related party transactions otherwise permissible under the FBCA. The law specifically pro-vides that certain transactions between a Florida corporation and an interested shareholder or affiliate or associate of the interested shareholder (the "Interested Shareholder"), defined as any person who beneficially owns more than 10% of the outstanding voting shares of the corporation, must be approved by the affirmative vote of at least two-thirds of the holders of the other voting shares (the "Disinterested Shareholders").

   Transactions that require the approval of two-thirds of the voting shares beneficially owned by Disinterested Shareholders include: (1) mergers or consolidations with the Interested Shareholder; (2) the sale, lease, exchange, mortgage, pledge, transfer, or other disposition to the Interested Shareholder of five percent or more of either the corporation's total assets or total outstanding shares, or representing five percent or more of the earning power or net income of the corporation; (3) issuance or transfers of shares to the Interested Shareholder having a market value of five percent or more of the total market value of the corporation's outstanding shares (except pursuant to the exercise of stock warrants or rights, or a dividend or distribution pro rata to all shareholders); (4) a liquidation or dissolution of the corporation proposed by or pursuant to a written or unwritten agreement or understanding with the Interested Shareholder; (5) a reclassification of securities or other corporate reorganization with the Interested Shareholder that has the effect of increasing the percentage voting ownership of the Interested Shareholder by more than five percent; and
(6) any receipt by the Interested Shareholder of a benefit, directly or indirectly, of any loans, advances, guarantees, pledges, other financial assistance, or tax credits or advantages provided by or through the corporation.

   Transactions that are approved by majority of disinterested directors are exempted from the above shareholder approval requirement. A "Disinterested Director" is defined to mean any person who was a member of the corporation's Board of Directors before the date the Interested Shareholder became the beneficial owner of more than 10% of the outstanding voting shares of the corporation, or anyone who subsequently becomes a member of the Board of Directors with the approval of the majority of the Disinterested Directors. There are currently no Disinterested Directors on the Company's Board and therefore an affiliated transaction may be approved only by the majority of the Company's Disinterested Shareholders, unless at any time during the three years preceding the transaction, the corporation has had 300 or fewer shareholders of record.

   The control share acquisition provisions generally provide that control shares of an issuing public corporation acquired in a control share acquisition have no voting rights until voting rights are granted by a resolution approved by a majority of shares entitled to vote excluding control shares.

   Control share acquisition provisions apply to "Issuing Public
Corporations" which are defined to include corporations with: (i) 100 or more shareholders, excluding all nominees or brokers; (ii) principal offices in Florida; and (iii) more than 10% of its shares owned by Florida residents.

   "Control Shares" are defined as shares that, when acquired and added to other shares owned by a person, enable that person to exercise voting power with respect to shares of an Issuing Public Corporation within the ranges of one-fifth to one-third, one-third to one-half, and one-half or more of the outstanding voting power. This term does not include all shares owned by the person but only those shares acquired to put the shareholder "over the top" with respect to that particular range. The FBCA provides that shares acquired within any 90-day period either before or after purchase are considered to be one acquisition.

   Approval of voting rights requires: (i) approval by each class entitled to vote separately, by majority vote and (ii) approval by each class or series entitled to vote separately, by a majority of all votes entitled to be cast by that group excluding all Control Shares.

   If an acquiring person proposes to make or has made a control share acquisition, he may deliver to the Issuing Public Corporation an acquiring person's statement ("APS"). The acquiring person may then request that the Issuing Public Corporation call a special meeting of the shareholders at the acquiring person's expense to consider granting rights to the Control Shares.

   If no APS has been filed, any Control Shares acquired in a Control Share acquisition by such person may, after 60 days has passed since the last acquisition of Control Shares, be redeemed at their fair market value. If an APS is filed, the shares are not subject to redemption unless the shares are not accorded full voting rights by shareholders.

   The effect and intent of the control share acquisition provision is to deter corporate takeovers. Therefore, it is more likely than not that control of the Company will remain in the hands of the existing principal shareholders. See "Principal Shareholders."

TRANSFER AND WARRANT AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                       SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of this offering, the Company will have 10,013,648 shares of Common Stock outstanding (10,313,648 shares of Common Stock outstanding if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,000,000 shares of Common Stock offered hereby (2,300,000 shares if the Representative's over-allotment option is exercised in full) will be freely tradable without further registration under the Securities Act. Except as set forth below, all shareholders of the Company have agreed not to dispose of their shares for a period of 24 months from the date of this offering without the Representative's prior written consent. The 13,648 shares of Common Stock and the 27,296 warrants for shares of Common Stock issued in the Company's August 1996 Private Placement are eligible for sale pursuant to the Selling Shareholders Prospectus commencing thirty (30) days from the date of this Prospectus.


   All of the presently outstanding 8,013,648 shares of Common Stock are "restricted securities" within the meaning of Rule 144 of the Securities Act and, if held for at least two years, would be eligible for sale in the public market in reliance upon, and in accordance with, the provisions of Rule 144 following the expiration of such two-year period. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares beneficially owned for at least two years that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares of Common Stock for at least three years may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.

   Prior to this offering, there has been no public market for the Company's securities. Following this offering, the Company cannot predict the effect, if any, that sales of shares of Common Stock pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the current shareholders of a substantial number of shares of Common Stock in the public market could materially adversely affect prevailing market prices for the Common Stock. In addition, the availability for sale of a substantial number of shares of Common Stock acquired through the exercise of the Representative's Warrants or the currently outstanding options under the Plan could materially adversely affect prevailing market prices for the Common Stock. See "Risk Factors - Shares Eligible for Future Sale."


   Up to an aggregate of 200,000 additional shares of Common Stock may be purchased upon the exercise of options which may be granted under the Plan. In addition, Georges St. Laurent, Jr. has an option to convert a note into 5.925% of the shares of Common Stock outstanding at any time during the term of such note. Meris has an option to convert its note into approximately 4.7% of issued or issuable Common Stock and an additional option to purchase 5% of issued or issuable Common Stock. The Meris options will terminate in the event the debt to Meris is repaid in full as agreed.


   Up to 200,000 additional shares of Common Stock may be purchased by the Representative during the period commencing on the first anniversary of the date of this Prospectus and terminating on the fifth anniversary of the date of this Prospectus through the exercise of the Representative's Warrants. Any and all shares of

Common Stock purchased upon the exercise of the Representative's Warrants may be freely tradable, provided that the Company satisfies certain securities registration and qualification requirements in accordance with the terms of the Representative's Warrants. See "Underwriting."

                             CONDITIONS IN BRAZIL

ECONOMIC CONDITIONS


   In 1995, for the third consecutive year, the economy of Brazil experienced significant expansion. During the years ended December 31, 1993, 1994, and 1995, Brazil's gross domestic product ("GDP") increased by 4.1%, 9.4%, and 4.0%, respectively, and inflation receded from 1,149% during the year ended December 31, 1992, 2,244% for the year ended December 31, 1993, and 1,294% for the year ended December 31, 1994, to 22.0% for the year ended December 31, 1995. As of July, 1996, inflation was estimated to be 12% for the year ended December 31, 1996. Such growth in GDP and decrease in inflation is attributable to, among other things, significant reform initiatives which have been implemented in Brazil's economy, including: (i) monetary stabilization; (ii) public sector reforms designed to achieve more economic stability and increased efficiency; (iii) privatization of activities which could be efficiently undertaken by the private sector; (iv) increased public health and basic education services; (v) trade reforms designed to provide incentives to export-oriented and import-competitive industries; and (vi) social security reforms. Together with such initiatives, Brazil has granted to foreigners increased access to all sectors of the economy, thereby resulting in significant increases in foreign investment in comparison to prior periods. There can be no assurance that the Brazilian government will be successful in its attempts to stabilize prices and the rate of inflation. Price instability may have a material adverse effect on the Company.


   Brazil's economy has been subject to numerous destabilizing factors, including recent hyper-inflation, low foreign exchange reserves, and fluctuations in world commodity prices. In response to these problems, among others, the Brazilian government has frequently intervened in the Brazilian economy. Such intervention has taken the form of monetary, credit, tariff, and other policies, wage and price controls, restriction of bank accounts, and capital and export controls. The Brazilian government has frequently changed its policies with respect to the foregoing. There can be no assurance that such changes in policy will not, directly or indirectly, have a material adverse effect on the Company.

CURRENCY EXCHANGE FLUCTUATIONS

   Since its introduction in July 1994, the Brazilian currency, the Real, initially appreciated against the U.S. dollar, although, since such time, the Real has experienced limited devaluation in relation to the U.S. dollar within the forecasted range of the Brazilian government. On January 1, 1996, the Real - U.S. dollar exchange rate (sell side) in the economical exchange market, as published by the Central Bank of Brazil was R$0.976 per US$1.00 compared to R$1.0036 as of June 30, 1996. There is free convertibility of the Real into U.S. dollars. The Central Bank of Brazil, consistent with most central banks, intervenes in the currencies markets by buying and selling foreign exchange on the formal exchange market in order to keep the average exchange rate within prescribed limits. In the course of conducting its operations, the Company has experienced no difficulties in Brazil in purchasing foreign currencies at market rates.

POLITICAL ENVIRONMENT

   The Brazilian political environment has been characterized by high levels of uncertainty since the country returned to civilian rule in 1985 after 20 years of military government. The death of the President-elect in 1985 and the resignation of another President in 1992, as well as frequent turnovers in senior government officials, have resulted in the perceived absence of a coherent and sustained policy to resolve Brazil's economic problems.

   In December 1993, the Brazilian government commenced the implementation of the country's latest stabilization plan, the Real Plan. The Real Plan has sought to limit inflation by reducing certain public expenditures, collecting liabilities owed to the Brazilian government, increasing taxes, continuing a privatization program, and introducing a new currency, the Real, into circulation. In October 1994, Fernando Henrique Cardoso, the former Minister of Finance and the principal architect of the Real Plan, was elected President. Since taking office in

January 1995, Mr. Cardoso has continued the implementation of the Real Plan. Although the rate of inflation has decreased substantially and the value of the Real has stabilized as a result of the Real Plan, there can be no assurance that the Real Plan will continue to reduce inflation or stabilize the value of the Real or that the Brazilian government will continue to implement the Real Plan in the future. The future success of the Real Plan is dependent on the ability of the Brazilian government to maintain fiscal restraint and tight monetary policy and effect long-term structural reforms, including reform of the tax and social security systems and continued privatization. Certain of such reforms may require the amendment of the Brazilian constitution. The Company is not able to predict with any degree of certainty the long-term effects of the Real Plan.

DEMOGRAPHICS


   The Federal Republic of Brazil is a country of approximately 160 million people in a land mass of 8.5 million square miles. The official language of Brazil is Portuguese. More than one-half the population are under 24 years of age. The country has a federal form of government comprising 23 states, three territories and one federal district (Brasilia). Total GDP at December 31, 1995 was approximately $522 billion and foreign debt existing at that time was approximately $169 billion. Primary exports of Brazil are machinery, cars, soy beans, coffee, and citrus concentrates. Brazil is a full member of Mercosur, an alliance with Argentina, Paraguay, and Uruguay that seeks to eliminate tariffs in order to create free trade among its member nations.

                                 UNDERWRITING

   The Underwriters named below have agreed, subject to the terms and conditions of the Underwriting Agreement, between the Company and H.J. Meyers & Co., Inc., as Representative of the Underwriters, to purchase from the Company on a firm commitment basis the number of shares of Common Stock set forth opposite their respective names. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters shall be obligated to purchase all of the shares of Common Stock offered hereby if any of such securities are purchased. The 8% underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriters at the time of delivery to the Underwriters of the shares of Common Stock so purchased.

 Name of Underwriter                                         Number of Shares
 ------------------------                                     ----------------
H.J. Meyers & Co., Inc. ..................................
                                                              ----------------
  Total  .................................................        2,000,000
                                                              ================

   The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at an initial price of $------ per share and that the Underwriters may allow certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") a concession not in excess of $.__ per share of Common Stock, no portion of which may be reallowed to certain dealers. After this offering, the public offering price and concession may change.


   The Company has granted to the Underwriters an option exercisable during the 45-day period from the date of this Prospectus, to purchase up to a maximum of 300,000 additional shares of Common Stock on the same terms set forth above. The Underwriters may exercise such right only to satisfy over-allotments in the sale of the shares of Common Stock.

   The Company has agreed to pay to the Representative a non-accountable expense allowance equal to two percent (2%) of the total proceeds of the offering, or $400,000 ($460,000 if the Underwriters' the over-allotment option is exercised in full), of which $25,000 has already been paid. In addition to the Underwriters' commissions and Representative's expense allowance, the Company is required to pay the costs of qualifying the shares of Common Stock under federal and state securities laws, together with legal and accounting fees, printing, and other costs in connection with this offering, estimated to total approximately $350,000.

   Upon completion of this offering, the Company will issue to the Representative for nominal consideration, warrants (collectively, the "Representative's Warrant") to purchase 200,000 shares of Common Stock. The shares subject to the Representative's Warrant shall be identical to the shares of Common Stock sold to the public, except for the purchase price as provided below. The Representative's Warrant will be exercisable over a period of four years commencing one year from the date of this Prospectus. The per share exercise price will be $12.00 (120% of the initial public offering price per share). During the one-year period commencing on the date of this Prospectus, the Representative's Warrant and the securities issuable upon the exercise thereof will not be transferable, except to officers of the Underwriters and members of the selling group and officers and partners thereof.

   The Representative's Warrants will contain anti-dilution provisions providing adjustment in the event of any recapitalization, reclassification, stock dividend, stock split, or similar transaction, including certain issuances of securities by the Company at prices less than the Current Market Price (as defined therein). The Representative's Warrants do not entitle the Representative to any rights as a shareholder of the Company until such Warrants are exercised and shares are purchased thereunder.

   The Representative's Warrants and the securities issuable thereunder may not be offered for sale, except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause a Registration Statement to be filed with the Securities and Exchange Commission, the Representative shall have the right during the five-year period commencing on the date of this Prospectus to include in such Registration Statement the securities issuable upon its exercise at no expense to the Representative. Additionally, the Company has agreed that upon written request by the holder(s) of 50% or more of the shares issuable upon exercise of the Representative's Warrant which is made during the exercise period of the Representative's Warrant, the Company will, on up to two separate occasions, register the securities issuable upon exercise thereof. The initial registration will be at the Company's expense and the second registration will be at the expense of the holder(s) of the Representative's Warrants.

   For the period during which the Representative's Warrants are exercisable, the holder or holders thereof will have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interests of the other shareholders of the Company. The holder or holders of the Representative's Warrants can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Representative's Warrants. Such facts may adversely affect the terms on which the Company can obtain additional financing. To the extent that the Representative realizes any gain from the resale of the Representative's Warrants or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act.

   The Company has also agreed that, for a period of 24 months after the closing date of this offering, if it participates in any merger, consolidation or other transaction which the Representative has brought to the Company, or for which the Company retains the Representative for consultation or other services in connection therewith (including an acquisition of assets or stock in which it pays for the acquisition, in whole or in part, with shares of the Common Stock or other securities), then it will pay for the Representative's services an amount that is equal to 0.875% of the value of the purchase price of the transaction. The Company has also agreed to engage the Representative as an advisor to the Company under a financial advisory agreement for a period of one year for a fee of $36,000 commencing at the closing of this offering. In addition, the Company has agreed to grant the Representative the right of first refusal to act as lead manager, placement agent, or investment banker, as the case may be, with respect to any proposed underwritten public distribution or private placement of securities by the Company or any merger, acquisition, or disposition of assets of the Company, if the Company uses a lead manger, placement agent, investment banker, or other person performing such functions for a fee.

   Each officer and director, and holders of all restricted stock of the Company, have agreed that they will not sell any other shares of Common Stock owned by them prior to this offering (or subsequently acquired under any option, warrant, or convertible security owned prior to this offering) for 24 months following the closing date of this offering, without the Representative's prior written consent, other than the 13,648 shares of Common Stock and the 27,296 warrants for shares of Common Stock issued in the Company's August 1996 Private Placement. See "Shares Eligible for Future Sale."

   The Company has agreed that for a period of 12 months from the date of this Prospectus, it will not sell any securities (with the exception of debt securities and shares of Common Stock issued upon exercise of currently outstanding options and warrants, options granted under the Plan, and shares of Common Stock issued in connection with an acquisition by the Company) without the Representative's prior written consent, which shall not be unreasonably withheld. The Company has also agreed that for a period of 24 months from the date of this Prospectus, it will not sell or issue any securities pursuant to Regulation S under the Securities Act without the Representative's prior written consent.

   In connection with this offering, the Company has agreed that, for the 36 month period commencing on the date of the Prospectus, the Representative has the right to appoint a designee as an observer at all meetings of the Company's Board of Directors. This designee has the right to attend all meetings of the Board of Directors and shall be entitled to receive reimbursement for all out-of-pocket expenses of attendance at such meetings, as well as any fees paid to outside directors solely for their attendance at such meetings. In addition, such designee shall be indemnified to the same extent as the Company's directors.
   The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.
   The foregoing is a brief summary of certain provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Underwriting Agreement is on file with the Securities and Exchange Commission as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Additional Information."

   On July 16, 1996, the National Association of Securities Dealers, Inc. ("NASD") issued a notice of acceptance of Acceptance, Waiver and Consent (the "AWC") whereby the Representative was censured, and ordered to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with claims by the NASD that the Representative charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Representative. The activities in question occurred during periods between December 1990 and October 1993. The Representative has informed the Company that the fines and refunds will not have a material adverse effect on the Representative's operations and that the Representative has effected remedial measures to help ensure that the subject conduct does not recur. As of the date of this Prospectus, all fines and restitution associated with such AWC have been paid.

   Prior to this offering, there has been no public market for the shares of Common Stock. Accordingly, the initial public offering price of the shares of Common Stock offered hereby has been determined by negotiations between the Company and the Representative. Factors considered in determining such price, in addition to prevailing market conditions, including the history of, and the prospects for, the industries in which the Company competes, the prospects of the Company, and such other factors as were deemed relevant, including an evaluation of management and the general economic climate.


                                LEGAL MATTERS


   The validity of the issuance of the securities offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson P.A., Fort Lauderdale, Florida. Atlas, Pearlman, Trop & Borkson own 26,500 shares of Common Stock. Certain matters will be passed upon for the Underwriters by Brock, Fensterstock, Silverstein, McAuliffe & Wade, LLC, New York, New York.


                                   EXPERTS

   The audited consolidated financial statements of Vitech America, Inc., as of December 31, 1995 and for each of the three fiscal years in the period ended December 31, 1995, included in this Prospectus, have been audited by Pannell Kerr Forster PC, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

   The Company intends to furnish to its shareholders annual reports, which will include financial statements audited by independent accountants, and such other periodic reports as it may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington D.C. 20549, a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's website (http://www.sec.gov.) In addition, following approval of the Common Stock for quotation on the NASDAQ National Market, reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

                        INDEX TO FINANCIAL STATEMENTS

                             VITECH AMERICA INC.


                                                                                                          Page
                                                                                                         Number
                                                                                                       ----------
Independent Auditor's Report  ......................................................................       F-2

Balance Sheet as of December 31, 1995 and 1994  ....................................................       F-3

Statement of Income for the Years Ended December 31, 1995 and 1994, and for the Period June 24,
  1993 (Inception) to December 31, 1993 ............................................................       F-4

Statement of Changes in Shareholders' Equity for the Years Ended December 31, 1995 and 1994, and
  for the Period June 24, 1993 (Inception) to December 31, 1993 ....................................       F-5

Statement of Cash Flows for the Years Ended December 31, 1995 and 1994, and for the Period June 24,
  1993 (Inception) to December 31, 1993 ............................................................       F-6

Notes to Financial Statements  .....................................................................       F-7

Balance Sheet as of June 30, 1996 (Unaudited)  .....................................................      F-16

Statement of Income for the Six Months Ended June 30, 1996 and 1995 (Unaudited)  ...................      F-17

Statement of Changes in Shareholders' Equity for the Six Months Ended June 30, 1996 (Unaudited)  ...      F-18

Statement of Cash Flows for the Six Months Ended June 30, 1996 and 1995 (Unaudited)  ...............      F-19

Notes to Financial Statements (Unaudited)  .........................................................      F-20


                         INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
Vitech America, Inc.

   We have audited the accompanying balance sheet of Vitech America, Inc. and Subsidiary as of December 31, 1995 and December 31, 1994, and the related statements of income, changes in shareholders' equity, and cash flows for the two years ended December 31, 1995 and 1994 and for the period June 24, 1993 (Inception) through December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vitech America, Inc. as of December 31, 1995 and 1994 and the related statements of income, shareholders' equity, and cash flows for the two years ended December 31, 1995 and 1994 and for the period from June 24, 1993 (Inception) to December 31, 1993 in conformity with generally accepted accounting principles.

                                          PANNELL KERR FORSTER PC

New York, New York
July 19, 1996, except for note 15 as to
 which the date is September 3, 1996

                             VITECH AMERICA, INC.

                                BALANCE SHEET

                                                                         December 31,
                                                                -----------------------------
                                                                     1995            1994
                                                                 -------------   ------------
                            Assets
Current assets
     Cash and cash equivalents  ..............................    $   115,925     $   45,906
     Accounts receivable, net (including $11,031,023 and
        $4,196,731 in 1995 and 1994, respectively, from an
        affiliate) ...........................................     15,346,651      4,196,731
     Inventories  ............................................      5,578,974      3,297,979
     Deferred tax assets, net  ...............................        102,530         54,630
     Other current assets  ...................................        123,801             --
                                                                 -------------   ------------
          Total current assets  ..............................     21,267,881      7,595,246
Property and equipment, net  .................................        295,646         85,275
Land held for development  ...................................        592,000             --
Other assets  ................................................        105,290         11,800
                                                                 -------------   ------------
          Total assets  ......................................    $22,260,817     $7,692,321
                                                                 -------------   ------------
                  Liabilities and Shareholders' Equity
Current liabilities
     Trade accounts payable  .................................    $ 7,030,201     $3,861,972
     Borrowings under lines of credit  .......................             --        896,919
     Accrued expenses  .......................................        161,948         95,088
     Due to shareholder  .....................................        124,433         45,646
     Income taxes payable  ...................................      1,060,391        165,000
     Notes payable -- related party  .........................      3,911,917      2,127,440
     Short-term debt  ........................................      2,566,837             --
                                                                 -------------   ------------
          Total current liabilities  .........................     14,855,727      7,192,065
                                                                 -------------   ------------
Commitments and contingencies
Shareholders' equity
     Common stock, no par value, 30,000,000 shares
        authorized, 8,000,000 shares issued and outstanding ..        306,398        306,398
     Retained earnings  ......................................      7,098,692        193,858
                                                                 -------------   ------------
          Total shareholders' equity  ........................      7,405,090        500,256
                                                                 -------------   ------------
          Total liabilities and shareholders' equity  ........    $22,260,817     $7,692,321
                                                                 -------------   ------------

                      See notes to financial statements

                             VITECH AMERICA, INC.

                             STATEMENT OF INCOME


                                                                                            Period June
                                                                    Year Ended                24, 1993
                                                                   December 31,             (Inception)
                                                          ------------------------------    to December
                                                               1995            1994           31, 1993
                                                           -------------   -------------    -------------
Net sales (including $36,677,077 in 1995, $17,407,363
  in 1994, and $1,156,253 in 1993 to an affiliate) .....  $48,488,996     $17,407,363        $1,156,253
Cost of sales  .........................................   39,156,239      16,483,232           903,544
                                                           -------------   -------------    -------------
          Gross profit  ................................    9,332,757         924,131           252,709
Selling, general and administrative expenses  ..........    1,234,108         505,448           181,139
                                                           -------------   -------------    -------------
          Income from operations  ......................    8,098,649         418,683            71,570
Other expenses
     Interest expense  .................................      328,278         171,743            14,282
     Foreign currency exchange losses  .................       16,229              --                --
     Other  ............................................        1,817              --                --
                                                           -------------   -------------    -------------
          Total other expenses  ........................      346,324         171,743            14,282
                                                           -------------   -------------    -------------
          Income before provision for income taxes  ....    7,752,325         246,940            57,288
Provision for income taxes  ............................      847,491          97,370            13,000
                                                           -------------   -------------    -------------
          Net income  ..................................  $ 6,904,834     $   149,570        $   44,288
                                                           -------------   -------------    -------------
Net income per common and common share equivalent  .....  $      0.84     $      0.02        $       --
                                                           -------------   -------------    -------------
Weighted average common and common share equivalents
   outstanding .........................................    8,293,914       8,000,000         8,000,000
                                                           -------------   -------------    -------------


                       See notes to financial statements

                             VITECH AMERICA, INC.

                 STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE YEARS ENDED DECEMBER 31, 1995 AND
              1994 AND FOR THE PERIOD JUNE 24, 1993 (INCEPTION)
                             TO DECEMBER 31, 1993


                                                              Common        Retained
                                                               Stock        Earnings         Total
                                                            -----------   ------------    ------------
Issuance of 8,000,000 shares of common stock, June 24,
  1993 consisting of 4,080,000 shares issued for assets
  and 3,920,000 shares issued as founder's shares .......    $306,398      $        --    $  306,398
     Net income for the period from June 24, 1993
        (inception) to December 31, 1993 ................          --          44,288         44,288
                                                            -----------   ------------    ------------
Balance at December 31, 1993  ...........................     306,398          44,288        350,686
  Net income  ...........................................          --         149,570        149,570
                                                            -----------   ------------    ------------
Balance at December 31, 1994  ...........................     306,398         193,858        500,256
  Net income  ...........................................          --       6,904,834      6,904,834
                                                            -----------   ------------    ------------
Balance at December 31, 1995  ...........................    $306,398      $7,098,692     $7,405,090
                                                            -----------   ------------    ------------


                      See notes to financial statements

                             VITECH AMERICA, INC.

                           STATEMENT OF CASH FLOWS


                                                                                               Period June
                                                                      Year Ended                 24, 1993
                                                                     December 31,              (Inception)
                                                           -------------------------------   to December 31,
                                                                 1995            1994              1993
                                                            --------------   -------------    ---------------
Cash flows from operating activities
   Net income ...........................................    $  6,904,834     $   149,570       $  44,288
                                                            --------------   -------------    ---------------
   Adjustments to reconcile net income to net cash used
     in operating activities
     Depreciation  ......................................          32,934          12,752           3,891
     Loss on disposal of assets  ........................              --           4,200              --
     Reserve for inventory obsolescence  ................              --         103,980              --
     Changes in assets and liabilities
        Increase in accounts receivable .................     (11,149,920)     (1,780,116)       (288,685)
        Increase in inventories .........................      (2,280,995)     (2,458,416)       (693,687)
        Increase in deferred tax asset ..................         (47,900)        (54,630)             --
        Increase in other assets ........................        (123,801)         (4,800)             --
        Increase in trade accounts payable ..............       3,168,229       3,706,536         155,436
        Increase in accrued expenses ....................          66,860          85,332           9,756
        Increase in due to shareholder ..................          78,787          45,646              --
        Increase in income taxes payable ................         895,391         152,000          13,000
                                                            --------------   -------------    ---------------
          Total adjustments  ............................      (9,360,415)       (187,516)       (800,289)
                                                            --------------   -------------    ---------------
          Net cash used in operating activities  ........      (2,455,581)        (37,946)       (756,001)
                                                            --------------   -------------    ---------------
Cash flows from investing activities
   Purchases of property and equipment ..................        (249,295)        (57,066)             --
   Investments in land held for development .............         (68,799)             --              --
                                                            --------------   -------------    ---------------
          Net cash used in investing activities  ........        (318,094)        (57,066)             --
                                                            --------------   -------------    ---------------
Cash flows from financing activities
   Deferred offering costs ..............................         (87,500)             --              --
   Proceeds under lines of credit .......................              --          52,669         844,250
   Payments under lines of credit .......................        (896,919)             --              --
   Proceeds from notes payable -- related party .........       2,006,887              --              --
   Repayment of notes payable -- related party ..........        (222,410)             --              --
   Proceeds from note payable ...........................       2,000,000              --              --
   Proceeds from short-term borrowing -- bank ...........         217,994              --              --
   Repayment of short-term borrowing -- bank ............        (174,358)             --              --
                                                            --------------   -------------    ---------------
          Net cash provided by financing activities  ....       2,843,694          52,669         844,250
                                                            --------------   -------------    ---------------
          Net increase (decrease) in cash and cash
             equivalents ................................          70,019         (42,343)         88,249
Cash and cash equivalents -- beginning of period  .......          45,906          88,249              --
                                                            --------------   -------------    ---------------
Cash and cash equivalents -- end of period  .............    $    115,925     $    45,906       $  88,249
                                                            --------------   -------------    ---------------
Supplemental disclosure of cash flow information
   Cash paid during the period for Interest .............    $    373,680     $   154,506       $  14,282
                                                            --------------   -------------    ---------------
Supplemental schedule of non-cash investing and
   financing activities
   Investment in land held for development acquired
     through seller financing agreements  ...............    $    523,201     $         --      $       --
                                                            --------------   -------------    ---------------
   Assumption of a note payable to a related party from
     Vitoria Technologia S.A.  ..........................    $         --     $ 2,127,440       $       --
                                                            --------------   -------------    ---------------
   Assets contributed by shareholder in exchange for
     issuance of 4,080,000 shares of common stock  ......    $          --    $         --      $ 306,398
                                                            --------------   -------------    ---------------

                      See notes to financial statements

                             VITECH AMERICA, INC.

                        Notes to Financial Statements
                              DECEMBER 31, 1995

NOTE 1 -- ORGANIZATION AND PRINCIPAL INDUSTRY


   Vitech America, Inc. (the "Company"), a Florida corporation, was incorporated in June 1993. The Company is engaged in the manufacture and distribution of computer equipment and related products. On March 7, 1995, the majority shareholders of the company formed Bahiatech Tecnologia Ltd. (the "Subsidiary") and on October 12, 1995, the Company acquired a 99% interest in the Subsidiary for $112,994. The Subsidiary, located in Ilheus, Bahia, Brazil, is engaged in the assembly and sale of electric and electronic equipment and their components. The Company sells its products to Vitoria Tecnoligia S.A. (Vitoria), an affiliate located in Brazil, South America, and to its subsidiary.

   All of the Company's sales are concentrated in Brazil, with approximately 15% to one unrelated customer and 76% to Vitoria Tecnologia S.A. (an affiliate through common ownership) in 1995.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGE IN REPORTING ENTITY

   The financial statements for 1995 include the accounts of the Company and its subsidiary. The 1994 and 1993 financial statements include the accounts of Vitech America, Inc., individually, since the subsidiary was not formed until 1995.

PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements for 1995 include the accounts of the Company and its subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during reporting periods. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid investments with an original maturity of three months or less at the time of acquisition to be a cash equivalent. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

INVENTORIES

   Inventories are stated at the lower of cost (first-in, first-out method) or market.

DEFERRED OFFERING COSTS

   Costs incurred directly related to the proposed public offering are capitalized. Such costs will be offset against the proceeds received from the proposed public offering.

                             VITECH AMERICA, INC.

                              December 31, 1995

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost. The cost of maintenance and repairs is charged against results of operations as incurred. Depreciation is computed over the estimated service lives of the related assets using the straight-line method. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recognized.

REVENUE RECOGNITION

   The Company's policy is to record revenues upon transfer of title to the customer. Title transfers to the customer upon receipt of the merchandise by the customer.

LAND HELD FOR DEVELOPMENT

   Land held for development is carried at cost and comprises of undeveloped parcels near Ilheus, Bahia, Brazil.

INCOME TAXES

   The Company applies the asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax bases of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

   The Subsidiary operates in the Northeast region of Brazil and enjoys an exemption from income taxes through and including the year 2004. The subsidiary is entitled to an exemption from income taxes on the Brazilian operating profit ("Lucro da Exploracao") once twenty percent of the budgeted production goals in units are met in each year during the exemption period. This benefit is reported as a reduction of income tax expense for the period in which earned.

PER SHARE INFORMATION

   Per share information is based on the weighted average number of common shares outstanding during each period and, the weighted average number of common equivalent shares resulting from the assumed conversion of the $2,000,000 promissory note (see note 6). Fully diluted earnings per common and common equivalent shares are not presented as such amounts are the same as primary earnings per share.


   The Company expects to use a portion of the proceeds from the initial public offering to repay certain outstanding debt. Earnings per share adjusted for the effect of the expected repayment of this debt and the issuance of additional shares of common stock for the year ended December 31, 1995, as if this transaction occurred on January 1, 1995, would have been $0.67 on a primary and fully diluted basis.


TRANSLATION TO U.S. DOLLARS

   The Subsidiary's assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date for monetary items and at historical rates for nonmonetary items. Revenue and expense accounts are translated at the average exchange rate in effect during each month, except for those accounts that relate to nonmonetary assets and liabilities which are translated at historical rates.

                             VITECH AMERICA, INC.

                              December 31, 1995

EXEMPTION OF VALUE ADDED TAX (ICMS)

   The Subsidiary is exempt from ICMS (Value Added Tax) on imported materials and components, and on the sales of the finished products arising from such raw materials through and including the year 2003. The benefits are reflected in sales and cost of sales.


INTERNATIONAL OPERATIONS

   The Company operates in one industry segment (the manufacture and distribution of computer equipment and related products) and markets its products and services through its foreign subsidiary located in Brazil. As a result, a significant portion of the company's sales and operations are subject to certain risks, including adverse developments in the foreign political and economic environment, exchange rates, tariffs and other trade barriers, staffing and managing foreign operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's financial condition or results of operations in the future. Sales through the Company's foreign subsidiary totalled $15,978,000, $-0- and $-0- for the years ended December 31, 1995 and 1994 and the period June 24, 1993 (inception) to December 31, 1993, respectively.


NOTE 3 -- RELATED PARTY TRANSACTIONS


   The Company made sales to Vitoria Tecnologia S.A., an entity related through common ownership, during 1995, 1994 and 1993 in the amounts of $36,677,077, $17,407,363 and $1,156,253, respectively. Amounts due from
Vitoria, at December 31, 1995 and 1994, amounted to $11,031,023 and $4,196,731, respectively. Additionally, during 1995, the Company purchased $2,800,000 of inventory from Vitoria. In 1996, the Company received payment on all outstanding amounts due from Vitoria.


   As discussed in note 6, the Company has outstanding debt obligations to a related party.

   The Company has an employment agreement with its president dated January 1, 1995 and expiring one year from that date providing for payments of $10,000 per month. At December 31, 1995, $146,667 was owed to the president which amount includes compensation under the above agreement and unreimbursed travel expenses. In addition, the Company has a management agreement with its majority shareholder dated January 1, 1995, and expiring one year from that date providing for payments of $10,000 per month. At December 31, 1995, the shareholder owed the Company $22,234 for advances made on his behalf net of amounts due under the above agreement. In January 1996, these two individuals signed three year employment agreements which terminate on December 31, 1998. Under the terms of the agreements each individual will receive annual compensation of $240,000 subject to annual increases, as defined.

NOTE 4 -- INVENTORIES

   Inventories are summarized as follows:

                                      1995                           1994
                                   ------------                   ------------
Finished goods                     $1,753,970                     $3,297,979
Components  ....                    3,814,762                             --
Packaging  .....                       10,242                             --
                                   ------------                   ------------
                                   $5,578,974                     $3,297,979
                                   ------------                   ------------



   Included in inventories at December 31, 1995 and 1994 are items aggregating $925,336 and $2,233,987, respectively, which were in transit to Vitoria. The shipments were made under terms which require title to pass when the in-transit items are received by Vitoria.

                             VITECH AMERICA, INC.

                              December 31, 1995

NOTE 5 -- PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1995 and 1994, are summarized as follows:

                                               1995                   1994
                                            -----------             ----------
Furniture and office equipment               $252,863               $ 44,804
Warehouse equipment  ...........               56,186                 20,940
Transportation equipment  ......               34,373                 34,373
                                            -----------             ----------
                                              343,422                100,117
Less accumulated depreciation  .               47,776                 14,842
                                            -----------             ----------
                                             $295,646               $ 85,275
                                            -----------             ----------



NOTE 6 -- NOTE PAYABLE -- RELATED PARTY


   The Company had the following notes payable to an affiliate of the shareholders' at December 31, 1995 and 1994:


                                                                      1995            1994
                                                                  -------------   ------------
6% promissory note payable on demand (assumed from Vitoria
  Tecnologia, S.A.) ...........................................    $1,911,917      $2,127,440
Promissory note payable, due on demand, bearing interest at 9%      2,000,000              --
                                                                  -------------   ------------
                                                                   $3,911,917      $2,127,440
                                                                  -------------   ------------


   During 1995 and 1994, the Company incurred interest expense of $233,810 and $106,680, respectively, in connection with these obligations.

   In connection with the 9% note payable, the Company granted the lender the right to convert the note into 5.925% of the outstanding common stock of the Company.

NOTE 7 -- SHORT-TERM DEBT

   Short-term debt consists of the following at December 31, 1995:

     Short-term debt due banks (resulting from discounted accounts receivable)
        bearing interest at 5.5% per month and maturing on April 12, 1996 ............    $  217,494
     Short-term debt (US dollar denominated) due on the purchase of land, noninterest-bearing, and payable in monthly installments through September
        1996 .........................................................................       349,343
     Note payable -- Meris Financial Incorporated (a)  ...............................     2,000,000
                                                                                         -------------
                                                                                          $2,566,837
                                                                                         -------------


(a) On October 28, 1995, the Company entered into a loan agreement with Meris Financial Incorporated. Pursuant to the agreement, the Company executed a note payable in the amount of $2,000,000 with interest at 12% payable monthly. Principal was due on October 28, 1997. The note is guaranteed by the shareholders and collateralized by certain fixed assets of the Company, real property of its affiliates, beneficial rights under certain agreements held by the shareholders for options to purchase interests in certain affiliates, all of the currently outstanding stock of the Company and the shareholders' ownership interests in the Company's Brazilian affiliates. The note was convertible, at any time up to maturity, into approximately 4.7% of the issued or issuable common stock of the Company. The Company incurred interest expense of $40,000 in connection with this obligation during 1995.

                               VITECH AMERICA, INC.

                                December 31, 1995


    Concurrent with the execution of the loan agreement, the lender and its affiliate were granted options to purchase common stock in the Company. The stock option agreements provide for options to purchase 4% of the outstanding common stock of the Company, issued or issuable at the exercise date, at an exercise price of $2,000,000 and an additional 1% at an exercise price of $2,000,000. The options expire eighteen months from October 28, 1995. No value has been assigned to the options.

    In July 1996, the Company entered into a modification agreement whereby the Company agreed to make payments of $20,000 during July 1996, $200,000 during August 1996, $125,000 during September 1996, $100,000 during October 1996, each payment applied first to accrued unpaid interest and the balance to principal outstanding. Remaining unpaid accrued interest and principal is due November 1, 1996.

    In addition, as long as the Company makes payments as set forth above, Meris Financial Incorporated agreed not to exercise the conversion rights and stock option agreements. Furthermore, the options will expire if the debt is repaid in full as agreed.


NOTE 8 -- REVOLVING LINES-OF-CREDIT

   The Company had the following lines-of-credit borrowings with one bank at December 31, 1994:

     $450,000 line-of-credit, due June 30, 1995, bearing interest at the prime rate
        (8.5% at December 31, 1994) plus 1% ..................................    $450,000
     $400,000 line-of-credit, due June 30, 1995, bearing interest at the prime rate
        (8.5% at December 31,1994) plus 2% ...................................     400,000
     $50,000 line-of-credit, due June 30, 1995, bearing interest at the prime rate
        (8.5% at December 31, 1994) plus 1% ..................................      46,919
                                                                                 -----------
                                                                                  $896,919
                                                                                 -----------


   The above lines-of-credit are collateralized by the Company's certificate of deposit aggregating $10,094, plus certain personal assets provided by a shareholder of the Company and a related party.

   The Company repaid all borrowing under lines-of-credit during 1995. A new revolving line-of-credit was established which allows for borrowings of up to $100,000 at the prime rate plus 2%. The prime rate was 8.5% at December 31, 1995. The line-of-credit is collateralized by various Company assets and is personally guaranteed by the Company's shareholders. At December 31, 1995, no amounts were outstanding under this line-of-credit.

NOTE 9 -- FAIR VALUE OF FINANCIAL INSTRUMENTS


   The Company's significant financial instruments are cash and cash equivalents, account receivables, trade accounts payable, accrued expenses and short-term debt, all of which are classified as either current assets or current liabilities. Their carrying amounts approximate their fair values because of the short-term maturities of these instruments.

                             VITECH AMERICA, INC.

                              December 31, 1995

NOTE 10 -- INCOME TAXES

   The components of the provision for income taxes are as follows:

                          1995                  1994                  1993
                       -----------           -----------            ----------
Current
     Federal ........   $172,000              $130,000               $ 9,500
     State ..........     30,000                22,000                 3,500
     Foreign ........    699,991                    --                    --
                       -----------           -----------            ----------
                         901,991               152,000                13,000
                       -----------           -----------            ----------
Deferred
     Federal ........    (46,500)              (49,000)                   --
     State ..........     (8,000)               (5,630)                   --
                       -----------           -----------            ----------
                         (54,500)              (54,630)                   --
                       -----------           -----------            ----------
                        $847,491              $ 97,370               $13,000
                       -----------           -----------            ----------


   There were no material reconciling items between the U.S. Federal Statutory tax rate and the effective tax rate on U.S. based income.

   Included in the accompanying balance sheet at December 31, 1995 and 1994, are net deferred tax assets of $102,530 and $54,630, primarily relating to inventory reserves for obsolescence and certain accrued expenses. No deferred tax asset valuation allowance is required at December 31, 1995 and 1994. Deferred tax liabilities primarily relate to depreciation on property and equipment.

   The Brazilian federal statutory income tax rate varies according to the level of income and to the taxes and levies applicable to any one year. The federal statutory income tax rate applicable to the subsidiary is a composite rate approximating 48% for 1995. This rate includes a 9% federal levy on net income, sometimes referred to as Social Contribution. The difference from the effective tax rate and the composite rate relates to the income tax exemption described in note 2.

   In December 1995, changes were introduced in the Brazilian income tax regulations effective January 1, 1996 which included a reduction of the composite rate to 31%.

   As of December 31, 1995, the Company has not provided for withholding or U.S. federal income taxes on accumulated undistributed earnings of its foreign subsidiary as they are restricted from distribution under Brazilian law (see note 11) and they are considered by management to be permanently reinvested.

NOTE 11 -- SHAREHOLDERS' EQUITY AND DIVIDENDS

   All references to the number of shares of the Company's common stock and per share amounts have been retroactively restated in the accompanying financial statements to give effect to the eight thousand-for-one stock split as discussed in note 15.


   As of December 31, 1995, shareholders' equity consisted of $6,787,374 in retained earnings generated from subsidiary operations. The Subsidiary is exempt from the payment of Brazilian federal income tax through and including the year 2004. Tax exemption benefits cannot be distributed as dividends to the Company in US dollars and are segregated for capital reserves and offsetting accumulated losses in accordance with Brazilian law. For the year ended December 31, 1995, the tax exemption benefits amounted to $2,832,000 ($0.34 per share). Should Bahia wish to remit retained earnings in excess of the tax exemption benefits, Brazilian law requires the registration of the foreign capital upon which those retained earnings were made in order to send such earnings

                             VITECH AMERICA, INC.

                              December 31, 1995

abroad in currency other than the Brazilian currency. Currently, the Company is in the process of taking the administrative steps necessary to permit such remittances. While the Company believes that such administrative steps will allow the Subsidiary to remit excess retained earnings, if it so chooses, there can be no assurance that such administrative steps will comply with all Brazilian laws and regulations.


   On June 24, 1993, the Company issued 4,080,000 shares of common stock to an individual whereby the individual became the majority shareholder of the Company. In exchange for the common stock, the shareholder contributed the following assets:

        Inventories  .......................................     $250,346
        Property and equipment                                     49,052
        Other assets  ......................................        7,000
                                                               -----------
                                                                 $306,398
                                                               -----------


   The Company recorded the above assets and a corresponding capital contribution at their cost which approximated fair market value as agreed to by management and the shareholders.

NOTE 12 -- MAJOR SUPPLIERS

   The Company purchased merchandise principally from suppliers located in the United States. In 1995, purchases from one unrelated supplier accounted for approximately 12% of total purchases. In 1994, purchases from three unrelated suppliers accounted for approximately 39% of total purchases. In 1993, purchases from two related parties through common ownership accounted for approximately 22% of total purchases.

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

   In August 1995, the Company entered into a three-year noncancelable lease agreement for an office and warehouse building in Miami, Florida, at an annual rental of approximately $102,000, increasing annually for changes in the consumer price index. The lease requires the Company to pay for its proportionate share of real estate taxes, insurance and other taxes and assessments.

   The Company leases warehouse and office space in Sao Paulo, Brazil at an annual rental of $36,000 and $48,000 respectively. These leases expire June 30, 1997 and February 28, 1997, respectively.

   The Company leases manufacturing and administrative space in Ilheus, Brazil at a monthly rental of $13,500. This lease expires December 31, 1996. In addition, the Company has various other operating lease agreements primarily involving automobiles and office equipment. These leases are noncancelable and expire at various dates through 1998.

   Minimum lease commitments under the above operating leases (inclusive of the warehouse and office lease) as of December 31, 1995 are as follows:

      1996 ...................................................   $340,500
      1997 ...................................................    148,850
      1998 ...................................................     67,300
                                                                -----------
                                                                 $556,650
                                                                -----------


   Rent expense under all operating leases in 1995, 1994 and 1993, was approximately $185,300, $113,000 and $11,000, respectively.

   Pursuant to an amendment of the articles of incorporation of the Subsidiary, the Company is obligated to contribute $1,100,000 in exchange for common shares on or before December 18, 1996.

                             VITECH AMERICA, INC.

                              December 31, 1995

   The Company has executed a subordination agreement with one of its vendors and the shareholders of the Company, in exchange for lines-of-credit aggregating $1,500,000 for product purchases. As required by the agreements, the note payable to a related party aggregating $1,911,917, is subordinate to all obligations to the vendor by the Company. Additionally, a shareholder of the Company is a guarantor for the payment of product purchases up to a maximum amount of $1,500,000. Included in trade accounts payable at December 31, 1995, are amounts payable to the vendor aggregating $815,000 for product purchases.

   Vitech is subject to inspections and potential claims arising out of the conduct of its business, principally in connection with tax, labor and government regulatory matters. While the ultimate results of inspections, claims, administrative processes and lawsuits cannot be determined, management does not expect that the resolution of such matters will have a material effect on the financial position or future results of operations of the Company.

   On June 28, 1996, the Company secured a line-of-credit in the amount of $1 million expiring June 30, 1997 to support letters-of-credit which the Company may issue to secure purchase obligations. The agreement requires the Company to provide a cash deposit equivalent to 30% of each letter-of-credit. The credit agreement is secured by a lien on all personal property (as defined) owned by the Company.

NOTE 14 -- PUBLIC OFFERING

   The Company is in negotiations with a certain underwriter relating to a contemplated public offering.

NOTE 15 -- SUBSEQUENT EVENTS

COMMON STOCK

   On July 26, 1996, the Company's Board of Directors approved the following resolutions: (i) an increase in the number of authorized common shares to 30,000,000 and a split to effect the issuance of 8,000 shares of common stock in exchange for each share of common stock then outstanding and (ii) the authorization of 3,000,000 shares of no par value preferred stock. The effect of the stock split has been presented retroactively to the date of inception in the accompanying financial statements.

PRIVATE PLACEMENT


   On July 26, 1996 the Company issued a private placement memorandum offering a minimum of twenty and a maximum of sixty units (the "Units") for $50,750 per unit. Each unit consists of $50,000 principal amount of 9% senior debentures, 1,000 common stock purchase warrants, and 500 shares, no par value per share, of the Company's common stock. The principal amount of, and the accrued and unpaid interest on, the debentures will be payable on the date which is the earlier of (i) fifteen months from the date of the initial closing of the offering and (ii) the date of the closing of a public offering of securities of the Company. Interest on the Debentures will accrue at the rate of 9% per annum payable semi-annually on July 31, and January 31, beginning on January 31, 1997. The debentures are not otherwise redeemable prior to maturity. Each warrant entitles the registered holder thereof to acquire from the Company one share of common stock, no par value per share of the Company at an exercise price per share of $10.00, subject to adjustment as provided therein, for the period commencing on the date of the initial closing and terminating on the third anniversary of such date.

   On August 30, 1996, the Company completed this offering to eleven accredited investors providing for the sale of 27.3 units for $50,750 per unit.

                             VITECH AMERICA, INC.

                              December 31, 1995

STOCK OPTIONS

   On August 20, 1996 the Board of Directors and the shareholders of the Company adopted a stock option plan (the Plan). The Plan provides for the grant of options to purchase up to 200,000 shares of common stock to employees, officers, directors, and consultants of the Company at a price to be determined by the board of directors (as defined). Options may be either incentive stock options or non-qualified options. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be issued to non- employee directors, consultants, and others, as well as to employees of the Company.

   On September 3, 1996, the Company authorized the issuance of options to purchase up to 4,000,000 shares of Common Stock. 2,040,000 options were issued to Georges C. St. Laurent, III, the Company's Chairman of the Board and Chief Executive Officer and 1,960,000 options were issued to William C. St. Laurent, the Company's President and Chief Operating Officer. 1,000,000 options are exercisable at $15.00 per share, another 1,000,000 options are exercisable at $20.00 per share and the remaining 2,000,000 options are exercisable at $25.00 per share. The options are exercisable for a four year period beginning on the closing of the Company's proposed initial public offering.

                             VITECH AMERICA, INC.

                                BALANCE SHEET
                                JUNE 30, 1996
                                 (UNAUDITED)

                                    ASSETS

 Current assets
     Cash and cash
        equivalents .........................................................    $   204,085
     Accounts receivable,
        net .................................................................     12,921,998
     Inventories  ...........................................................     10,247,584
     Deferred tax assets,
        net .................................................................         92,530
     Other current assets  ..................................................        174,238
                                                                              --------------
          Total current
             assets .........................................................     23,640,435
Property and equipment, net..................................................      1,795,399
Land held for development  ..................................................        586,640
Other assets  ...............................................................        128,250
                                                                              --------------
          Total assets  .....................................................    $26,150,724
                                                                              --------------


                     LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities
     Trade accounts payable  ....................................................    $ 7,474,165
     Borrowings under lines-of-credit  ..........................................        892,210
     Accrued expenses  ..........................................................        138,850
     Due to shareholder  ........................................................          3,429
     Sales tax payable  .........................................................      1,027,439
     Income taxes payable  ......................................................      1,241,135
     Notes payable -- related party  ............................................      2,661,917
     Short-term debt  ...........................................................      2,602,349
                                                                                  --------------
          Total current liabilities  ............................................     16,041,494
                                                                                  --------------
Commitments and contingencies
Shareholders' equity
     Common stock, no par value, 30,000,000 shares authorized, 8,000,000 shares
        issued and outstanding ..................................................        306,398
     Retained earnings  .........................................................      9,802,832
                                                                                  --------------
          Total shareholders' equity  ...........................................     10,109,230
                                                                                  --------------
          Total liabilities and shareholders' equity  ...........................    $26,150,724
                                                                                  --------------


                      See notes to financial statements.

                             VITECH AMERICA, INC.

                             STATEMENT OF INCOME
                                 (UNAUDITED)

                                                                                     Six Months Ended
                                                                                         June 30,
                                                                             --------------------------------
                                                                                   1995             1996
                                                                              --------------   --------------
Net sales (including $19,588,155 and $8,066,878 to an affiliate in 1995
  and 1996, respectively) .................................................    $20,457,048      $26,080,299
Cost of sales  ............................................................     19,067,617       18,688,336
                                                                              --------------   --------------
    Gross profit  .........................................................      1,389,431        7,391,963
Selling, general and administrative expenses  .............................        819,380        2,462,646
                                                                              --------------   --------------
    Income from operations  ...............................................        570,051        4,929,317
                                                                              --------------   --------------
Other expenses
     Discount on sale of receivables  .....................................             --        1,166,342
     Interest expense  ....................................................        163,978          522,605
     Foreign currency exchange losses  ....................................             --          373,627
                                                                              --------------   --------------
          Total other expenses  ...........................................        163,978        2,062,574
                                                                              --------------   --------------
          Income before provision for income taxes  .......................        406,073        2,866,743
Provision for income taxes  ...............................................          8,352          162,603
                                                                              --------------   --------------
    Net income  ...........................................................    $   397,721      $ 2,704,140
                                                                              --------------   --------------
Net income per common and common share equivalent  ........................    $      0.05      $      0.32
                                                                              --------------   --------------
Weighted average common and common share equivalents outstanding  .........      8,041,988        8,503,853
                                                                              --------------   --------------


                       See notes to financial statements

                             VITECH AMERICA, INC.

                 STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                    FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                 (UNAUDITED)

                                                        Common        Retained
                                                         Stock        Earnings           Total
                                                      -----------   -------------    --------------
Balance at December 31, 1995  .....................    $306,398      $7,098,692       $ 7,405,090
Net income for the six months ended June 30, 1996            --       2,704,140         2,704,140
                                                      -----------   -------------    --------------
Balance at June 30, 1996  .........................    $306,398      $9,802,832       $10,109,230
                                                      -----------   -------------    --------------


                      See notes to financial statements

                             VITECH AMERICA, INC.

                           STATEMENT OF CASH FLOWS
                                 (UNAUDITED)

                                                                             Six Months Ended
                                                                                 June 30,
                                                                      ------------------------------
                                                                           1995            1996
                                                                       -------------   -------------
Cash flows from operating activities
     Net income  ...................................................    $   397,721      2,704,140
                                                                       -------------   -------------
     Adjustments to reconcile net income to net cash provided
        (used) by operating activities
          Depreciation  ............................................          9,936         72,065
          Changes in assets and liabilities
               Accounts receivable  ................................     (3,834,757)     2,424,653
               Inventories  ........................................      1,589,021     (4,668,610)
               Deferred tax asset  .................................             --         10,000
               Other assets  .......................................         (8,472)       (50,437)
               Trade accounts payable  .............................        820,120        443,964
               Accrued expenses  ...................................         18,633        (23,098)
               Due to shareholder  .................................         71,874       (121,004)
               Income and other taxes payable  .....................          8,352      1,208,183
                                                                       ------------   -------------
                    Total adjustments  .............................     (1,325,293)      (704,284)
                                                                       ------------   -------------
                    Net cash provided (used) by operating
                       activities ..................................       (927,572)     1,999,856
                                                                       ------------   -------------
Cash flows (used) by investing activities
     Purchases of property and equipment  ..........................        (47,286)    (1,566,457)
                                                                       -------------   -------------
Cash flows from financing activities
     Deferred offering costs  ......................................             --        (22,961)
     Proceeds under lines of credit and other borrowings  ..........             --        927,722
     Repayment of notes payable -- related party  ..................             --     (1,250,000)
     Repayment of short term debt  .................................       (496,919)            --
     Proceeds from notes payables  .................................      1,777,591             --
                                                                       -------------   -------------
                    Net cash provided (used) by financing
                       activities ..................................      1,280,672       (345,239)
                                                                       -------------   -------------
                    Net increase in cash and cash equivalents  .....        305,814         88,160
Cash and cash equivalents -- beginning of period  ..................         45,906        115,925
                                                                       -------------   -------------
Cash and cash equivalents -- end of period  ........................    $   351,720        204,085
                                                                       -------------   -------------
Supplemental disclosure of cash flow information
     Cash paid during the period for
          Interest  ................................................    $   154,226        388,627
                                                                       -------------   -------------
          Income taxes  ............................................    $         --       189,826
                                                                       -------------   -------------
Supplemental disclosure of non-cash investing activity
   During the period ended June 30, 1996, the Company's subsidiary received property valued at $417,258 as settlement of an
     outstanding accounts receivable


                      See notes to financial statements

                             VITECH AMERICA, INC.

                        Notes to Financial Statements
                                 (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

   The accompanying unaudited financial statements of Vitech America, Inc. (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements have been included, and all adjustments are of a normal and recurring nature. The financial statements as of and for the interim period ended June 30, 1996 should be read in conjunction with the Company's financial statements as of and for the year ended December 31, 1995. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.


   The financial statements for 1996 include the accounts of the Company and its subsidiary, Bahiatech Technologia, Ltd. The 1995 financial statements include only the accounts of the company individually, since the subsidiary was not operational until the second half of 1995. All of the Company's sales are concentrated in Brazil, with approximately 14% to one customer and 31% to Vitoria Tecnologia S.A. (an affiliate through common ownership) for the six months ended June 30, 1996.


NOTE 2 -- INVENTORIES

   Inventories as of June 30, 1996 consisted of the following:

Finished goods  ..........................................       $ 3,716,634
Components  ..............................................         4,630,724
Packaging  ...............................................            41,557
Consigned inventories ....................................         1,858,669
                                                                --------------
                                                                 $10,247,584
                                                                --------------


NOTE 3 -- PROPERTY AND EQUIPMENT

   Property and equipment at June 30, 1996, are summarized as follows:

Property  ..................................................      $  417,258
Furniture and office equipment .............................         872,084
Warehouse equipment  .......................................         591,524
Transportation equipment  ..................................          34,373
                                                                 -------------
                                                                   1,915,239
Less accumulated depreciation ..............................         119,840
                                                                 -------------
                                                                  $1,795,399
                                                                 -------------


NOTE 4 -- NOTE PAYABLE - RELATED PARTY

   The Company had the following notes payable to an affiliate of the shareholders' at June 30, 1996:

6% promissory note payable on demand (assumed from
  Vitoria Tecnologia, S.A.) ............................          $  661,917
Promissory note payable, due on demand, bearing
  interest at 9% .......................................           2,000,000
                                                                 -------------
                                                                  $2,661,917
                                                                 -------------


   During 1996, the Company incurred interest expense of $134,214, in connection with these obligations.

                             VITECH AMERICA, INC.

                                 (unaudited)

Note 4 -- Note payable - related party  - (Continued)

   In connection with the 9% note payable, the Company granted the lender the right to convert the note into 5.925% of the outstanding common stock of the Company.

NOTE 5 -- SHORT-TERM DEBT

   Short-term debt consists of the following at June 30, 1996:

 Bank loans payable (resulting from discounted accounts
  receivable) due banks bearing an average interest rate
  of 3% per month ........................................        $  602,349
Note payable -- Meris Financial Incorporated  ............         2,000,000
                                                                  ------------
                                                                  $2,602,349
                                                                  ------------


NOTE 6 -- REVOLVING LINES-OF-CREDIT

   The Company had the following lines-of-credit borrowings with various banks at June 30, 1996:

 $200,000 line-of-credit, due June 1997, bearing interest
  at the prime rate plus 2% ...............................         $100,000
Various bank borrowings expiring through September 1996 at
  interest rates ranging from 3% to 4% per month ..........          792,210
                                                                   -----------
                                                                    $892,210
                                                                   -----------


   The prime rate was 8.25% at June 30, 1996. The line-of-credit is collateralized by various Company assets and is personally guaranteed by the Company's shareholders.

NOTE 7 -- SHAREHOLDERS' EQUITY AND DIVIDENDS

   All references to the number of shares of the Company's common stock have been retroactively restated in the accompanying financial statements to give effect to an eight thousand-for-one stock split.


   As of June 30, 1996, shareholders' equity consisted of $9,391,471 in retained earnings generated from subsidiary operations. The Subsidiary is exempt from the payment of Brazilian federal income tax through and including the year 2004. Tax exemption benefits cannot be distributed as dividends to the Company in US dollars and are segregated for capital reserves and offsetting accumulated losses in accordance with Brazilian law. For the six months ended June 30, 1996, the tax exemption benefits amounted to $609,932 ($0.08 per share). Should Bahia wish to remit retained earnings in excess of the tax exemption benefits, Brazilian law requires the registration of the foreign capital upon which those retained earnings were made in order to send such earnings abroad in currency other than the Brazilian currency. Currently, the Company is in the process of taking the administrative steps necessary to permit such remittances. While the Company believes that such administrative steps will allow the Subsidiary to remit excess retained earnings, if it so chooses, there can be no assurance that such administrative steps will comply with all Brazilian laws and regulations.


NOTE 8 - SALE OF RECEIVABLES


   During the period January 1, 1996 through June 30, 1996, the Company's subsidiary sold to an affiliate $10,410,394 of its trade accounts receivable for $9,244,052 and, accordingly, recognized a discount on the sale in the amount of $1,166,342, which is reflected in the accompanying statement of income. At June 30, 1996, the affiliate has collected $2,171,665 of the $10,410,394 of purchased receivables.

                             VITECH AMERICA, INC.

                                 (unaudited)

NOTE 9 -- PER SHARE INFORMATION


   Per share information is based on the weighted average of common shares outstanding during each period and, the weighted average number of common equivalent shares resulting from the assumed conversion of the $2,000,000 promissory note (see note 4). Fully diluted earnings per common and common equivalent shares are not presented as such amounts are the same as primary earnings per share.


   The Company expects to use a portion of the proceeds from its initial public offering to repay certain outstanding debt. Earnings per share adjusted for the effect of the expected repayment of this debt and the issuance of additional shares of common stock for the six months ended June 30, 1996, as if this transaction occurred on January 1, 1996, would have been $0.29 on a primary and fully diluted basis.

=============================================================================

No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation, in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus, under any circumstances, at any time, does not imply that the information contained herein is correct as of any time subsequent to its date.
                                    ------

                              TABLE OF CONTENTS

                                                                     Page

Prospectus Summary ................................................    3
Risk Factors  .....................................................    6
The Company  ......................................................   12
Use of Proceeds  ..................................................   13
Dividend Policy  ..................................................   14
Dilution  .........................................................   15
Capitalization  ...................................................   16
Selected Financial Data  ..........................................   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operation .......................................................   18
Business  .........................................................   25
Management  .......................................................   32
Certain Transactions  .............................................   36
Concurrent Offering  ..............................................   38
Principal Shareholders  ...........................................   39
Description of Securities  ........................................   40
Shares Eligible for Future Sale  ..................................   42
Conditions in Brazil  .............................................   43
Underwriting  .....................................................   45
Legal Matters  ....................................................   47
Experts  ..........................................................   47
Additional Information  ...........................................   47
Index to Financial Statements  ....................................  F-1

Until      , 1996 (25 days after the commencement of this offering), dealers effecting transactions in registered securities, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold subscriptions.

=============================================================================

=============================================================================




                               2,000,000 SHARES









                             VITECH AMERICA, INC.



                                 COMMON STOCK





                                   ----------
                                   PROSPECTUS
                                   -----------






                           H.J. MEYERS & CO., INC.




                                      , 1996




=============================================================================

                               [ALTERNATE PAGE]

                            SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS DATED SEPTEMBER ________ , 1996


PROSPECTUS
                        40,944 SHARES OF COMMON STOCK
                             VITECH AMERICA, INC.

   This Prospectus relates to 40,944 shares of common stock, no par value (the "Common Stock") of Vitech America, Inc., a Florida corporation (the "Company"), held by eleven (11) holders (the "Selling Shareholders"). As to 40,944 shares of Common Stock offered hereby (i) 13,648 shares of Common Stock held by the Selling Shareholders and (ii) up to an aggregate of 27,296 shares of Common Stock are issuable upon the exercise of certain warrants ("Warrants") which entitles the holder to purchase one share of Common Stock at $10.00 per share. The Selling Shareholders' Common Stock and Warrants were issued to the Selling Shareholders in a private placement by the Company in August 1996 (the "Private Placement"). See "Selling Shareholders" and "Plan of Distribution."

   The Common Stock offered by the Selling Shareholders pursuant to this Prospectus may be sold from time to time by the Selling Shareholders or by their transferees. The distribution of the Common Stock offered hereby by the Selling Shareholders may be effected in one or more transactions that may take place on the over-the- counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders.

   The Selling Shareholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

   The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

   On the date of this Prospectus, a registration statement under the Securities Act with respect to an underwritten public offering by the Company of 2,000,000 shares of Common Stock was declared effective by the Securities and Exchange Commission (the "Commission"). The Company will receive approximately $_____ in net proceeds from such offering (assuming no exercise of the Underwriter's over-allotment option) after payment of underwriting discounts and commissions and estimated expenses of Such offering.

                                    ------
       THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
             IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS."
                                    ------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                    ------

                 The date of this Prospectus is ______ , 1996

                               [ALTERNATE PAGE]

                             SELLING SHAREHOLDERS

   An aggregate of up to 40,944 shares of Selling Shareholders' Common Stock may be offered for resale by the investors listed below.

   The following table sets forth certain information with respect to each Selling Shareholder for whom the Company has registered Selling Shareholders' Common Stock for resale to the public. The Company will not receive any of the proceeds from the sale of such Common Stock. There are no material relationships between any of the Selling Shareholders and the Company or any of its predecessors or affiliates, nor have any such material relationships existed within the past three years except as footnoted below. Except as described below, no Selling Shareholder will beneficially own any Common Stock of the Company if the Selling Shareholders' Common Stock is sold.

                                  Number of Shares of   Number of Shares   Number of Shares of
                                  Common Stock Owned    of Common Stock     Common Stock Owned
Selling Shareholder                Prior to Offering       to be Sold         After Offering
-------------------               -------------------   ----------------    -------------------
Dennis and B. Elaine Brubaker            3,000                3,000                -0-
Curry Family Trust  ...........          3,000                3,000                -0-
Troy D. Wiseman  ..............          1,500                1,500                -0-
Arab International Trust  .....          3,000                3,000                -0-
CNCA SCT Brunoy  ..............          1,500                1,500                -0-
BIKUBEN GIROBANK A/S  .........          3,000                3,000                -0-
Tresley, David and Cindy  .....         12,000               12,000                -0-
Robert P. Bain  ...............          3,000                3,000                -0-
Geoffrey del Marmol  ..........          1,944                1,944                -0-
Swedbank (Luxembourg) S.A.  ...          7,500                7,500                -0-
Daniel Phelan  ................          1,500                1,500                -0-
                                       -------              -------
Total  ........................         40,944               40,944


                               [ALTERNATE PAGE]

                             PLAN OF DISTRIBUTION

   The sale of the Common Stock by the Selling Shareholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholders) in the over-the-counter market or in negotiated transactions, through the writing of options on the securities, a combination or such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

   The Selling Shareholders may effect such transactions by selling their Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase Common Stock as principals and thereafter sell the Common Stock from time to time in the over-the-counter market in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

   Each Selling Shareholder has agreed not to sell, transfer, or otherwise dispose publicly the Selling Shareholders' Common Stock for a period of 30 days after the date of this Prospectus.

   Under applicable rules and regulations under the Securities Exchange Act of 1934 ("Exchange Act"), any person engaged in the distribution of the Selling Shareholders' Common Stock may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least two (and possibly nine) business days prior to the commencement of such distribution. Accordingly, in the event that H.J. Meyers & Co., Inc., the Underwriter of the Company's initial public offering, is engaged in a distribution of the Selling Shareholders' Common Stock it will not be able to make a market in the Company's Common Stock during the applicable restrictive period. However, the Underwriter has not agreed to nor is it obliged to act as broker-dealer in the sale of the Selling Shareholders' Common Stock. The Selling Shareholders may be required, and in the event the Underwriter is a market maker, will likely be required to sell such Common Stock through another broker-dealer. In addition, each Selling Shareholder desiring to sell Common Stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules l0b-6 and l0b-7, which provisions may limit the timing of the purchases and sales of the Company's Common Stock by such Selling Shareholders.

   The Selling Shareholders and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

                               [ALTERNATE PAGE]

                          CONCURRENT PUBLIC OFFERING

   On the date of this Prospectus, a Registration Statement was declared effective under the Securities Act with respect to an underwritten offering by the Company of 2,000,000 shares of Common Stock by the Company and up to 300,000 additional shares of common stock to cover over-allotments, if any.

                                [ALTERNATE PAGE]

=============================================================================
No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.




                                 --------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                      --------
Prospectus Summary  ...........................................
Risk Factors  .................................................
Use of Proceeds  ..............................................
Dividend Policy  ..............................................
Dilution  .....................................................
Capitalization  ...............................................
Selected Financial Data  ......................................
Management's Discussion and Analysis of
  Results of Operations and Financial
  Condition ...................................................
Business  .....................................................
Management  ...................................................
Certain Transactions  .........................................
Principal Shareholders  .......................................
Selling Shareholders  .........................................
Concurrent Public Offering  ...................................
Description of Securities  ....................................
Shares of Eligible for Future Sale  ...........................
Plan of Distribution  .........................................
Legal Matters  ................................................
Experts  ......................................................
Additional Information  .......................................
Index to Financial Statements  ................................

                                   -----------

Until ______, 1996, (25 days after the date of this Prospectus, dealers effecting transactions in registered securities, whether or no participating in the distribution, may be required to deliver a Prospectus when acting as underwriters and with respect to their unsold subscriptions.
=============================================================================

=============================================================================





                             VITECH AMERICA, INC.
                            40,944 OF COMMON STOCK








                                   -----------
                                   PROSPECTUS
                                   -----------













                                ------ , 1996

=============================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

     Registration Fees -- Securities and Exchange
        Commission ....................................         $   8,899.88
     Filing Fee -- National Association Securities
        Dealers .......................................         $   3,040
     Transfer Agent Fees  .............................         $   3,500
     Cost of Printing and Engraving  ..................         $  80,000*
     Legal Fees and Expenses  .........................         $ 100,000*
     Accounting Fees and Expenses  ....................         $  90,000*
     Blue Sky Fees and Expenses  ......................         $  35,000*
     Miscellaneous  ...................................         $  29,560.12
               Total  .................................         $ 350,000*

------
*Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Articles of Incorporation of the Company provide that every director and every officer of the corporation, every former director and former officer of the corporation, and every person who may have served at the request of the corporation as a director or officer of another corporation in which the corporation owns shares of capital stock or of which it is a creditor, and the heirs, executors, administrators, and assignors of all of the above persons shall be indemnified by the corporation for expenses actually and necessarily incurred by him in connection with the defense of any action, suit, or proceeding to which he may be a party by reason of his being or having been a director or officer of the corporation or of such other corporation regardless of whether or not he continues to be a director or officer at the time of incurring such expenses, except with respect to matters as to which he shall be finally adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of his duty. The rights of indemnification set forth in the Articles of Incorporation shall not be exclusive of any other rights to which such person may be entitled by law or otherwise.

   The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of the director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for, or assenting to, an unlawful distribution; and
(d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by, or in the right of, the Company to procure a judgment in its favor or in a proceeding by, or in the right of, a shareholder. The statute does not effect the director's responsibilities under any other law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   On June 24, 1993, the Company issued 4,080,000 shares of its Common Stock to Georges St. Laurent, III in exchange for inventory, property, equipment and other assets having a value of approximately $306,000. On June 24, 1993, the Company issued 1,312,000 shares, 1,304,000 shares , and an additional 1,304,000 shares, respectively, to William St. Laurent, and Dr. Jose Roberto Rodrigues, Attorney for Trustee of Nicolas St. Laurent, Dr. Jose Roberto Rodrigues, Attorney for Trustee of Alexander St. Laurent, respectively.

   In August 1996, the Company completed a Private Placement to 11 accredited investors providing for the sale of 27.3 units for $50,750 per unit. Each unit consisted of $50,000 principal amount of senior debentures, 1,000 Common Stock purchase warrants and 500 shares of the Company's Common Stock.

   Registration under the Securities Act of 1933 as amended (the "Securities Act") of the securities issued in the above transaction was not required because such securities were issued in transactions not involving any "public offering" within the meaning of Section 4(2) of said Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   a. The exhibits constituting part of the Registration Statement are as follows:


(1.1)         Form of Underwriting Agreement.**
(1.2)         Form of Representative's Warrant Agreement.**
(3.1)         Articles of Incorporation dated June 24, 1993.**
(3.2)         Amendments to the Company Articles of Incorporation dated November 13, 1995 and July 26, 1996.**
(3.3)         By-Laws of the Company.**
(4.1)         Form of Common Stock Certificate**
(5)           Opinion of Atlas, Pearlman, Trop & Borkson, P.A. concerning legality of shares being registered pursuant to this Registration Statement.**
(10.1)        Stock Option Plan.**
(10.2)        Employment Agreement between the Company and William St. Laurent, dated as of January 1, 1996.**
(10.3)        Employment Agreement between the Company and Georges C. St. Laurent, III, dated as of January 1, 1996.**
(10.5)        Option Agreements for William and Georges St. Laurent.**
(10.6)        Promissory Note as amended from the Company to Georges St. Laurent, Jr.**
(10.7)        License Agreement between the Company and Ann Moore dated July 1, 1996.**
(10.8)        Loan Agreement between the Company and Meris Financial Incorporated dated October 25, 1996 as amended
              July 20, 1996.**
(10.9)        Contract dated September 1, 1995 between the Company and Casa Bahia.**
(10.10)       Contract dated August 2, 1996 between Bahia and Desembance.**
(11)          Statement re: Computation of per share earnings.
(21)          Subsidiaries of the Company.**
(23.1)        Consent of Pannell Kerr Forster PC.
(23.2)        The consent of Atlas, Pearlman, Trop & Borkson, P.A., counsel for the Company, is included in an opinion filed in Exhibit 5.1.**
(99.1)        Consent of Joseph K. Meyer.**
(99.2)        Consent of H.R. Shephard.**

------
*  To be filed by amendment.
** Previously filed.


ITEM 17. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which:

       (i) includes any prospectus required by section 10(a)(3) of the Securities Act of 1993;

       (ii) reflects in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

       (iii) includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (d) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   (e) (i) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (ii) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida on the 30th day of October, 1996.




                                          VITECH AMERICA, INC.


                                          By: /s/ William C. St. Laurent
                                             --------------------------------
                                             WILLIAM C. ST. LAURENT,
                                             President


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                                 Title                            Date
 ----------------------------------   ----------------------------------------   -------------------

/s/ William C. St. Laurent           President and Director                        October 30, 1996
  ---------------------------------  (Principal Executive Officer)
  WILLIAM C. ST. LAURENT


/s/ Mitchell Asher                   Vice President and Director                   October 30, 1996
  ---------------------------------  Chief Financial Officer
     MITCHELL ASHER                  (Principal Accounting Officer)



/s/ Georges C. St. Laurent III       Chief Executive Officer and Director          October 30, 1996
  ---------------------------------
  GEORGES C. ST. LAURENT, III

                                EXHIBIT INDEX

Exhibit
  No.          Description                                                                                  Page
 -----------   ---------------------------------------------------------------------------------------   --------
(1.1)         Form of Underwriting Agreement.**
(1.2)         Form of Representative's Warrant Agreement.**
(3.1)         Articles of Incorporation dated June 24, 1993.**
(3.2)         Amendments to the Company Articles of Incorporation dated November 13, 1995 and July 26,
              1996.**
(3.3)         By-Laws of the Company.**
(4.1)         Form of Common Stock Certificate**
(5)           Opinion of Atlas, Pearlman, Trop & Borkson, P.A. concerning legality of shares being registered pursuant to this Registration Statement.**
(10.1)        Stock Option Plan.**
(10.2)        Employment Agreement between the Company and William St. Laurent, dated as of January 1,
              1996.**
(10.3)        Employment Agreement between the Company and Georges C. St. Laurent, III, dated as of January
              1, 1996.**
(10.5)        Option Agreements for William and Georges St. Laurent.**
(10.6)        Promissory Note as amended from the Company to Georges St. Laurent, Jr.**
(10.7)        License Agreement between the Company and Ann Moore dated July 1, 1996.**
(10.8)        Loan Agreement between the Company and Meris Financial Incorporated dated October 25, 1996 as amended July 20, 1996.**
(10.9)        Contract dated September 1, 1995 between the Company and Casa Bahia.**
(10.10)       Contract dated August 2, 1996 between Bahia and Desembance.**
(11)          Statement re: Computation of per share earnings.
(21)          Subsidiaries of the Company.**
(23.1)        Consent of Pannell Kerr Forster PC.
(23.2)        The consent of Atlas, Pearlman, Trop & Borkson, P.A., counsel for the Company, is included in an opinion filed in Exhibit 5.1.**
(99.1)        Consent of Joseph K. Meyer.**
(99.2)        Consent of H.R. Shepherd.**

------
 * To be filed by amendment.
** Previously filed.